QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Amylin Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 19, 2010

Dear Stockholders:

        It is my pleasure to invite you to Amylin's 2010 Annual Meeting of Stockholders. We will hold the meeting on Thursday, April 29, 2010, at 9:00 a.m. local time at our corporate offices located at 9360 Towne Centre Drive, San Diego, California 92121. During the annual meeting, we will discuss each item of business described in the enclosed Notice of Annual Meeting and Proxy Statement and provide a corporate overview. There will also be time for questions.

        This booklet includes the Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K. The Proxy Statement provides information about Amylin in addition to describing the business we will conduct at the meeting.

        We are pleased to be providing these proxy materials to you on the Internet which we believe provides you with the information you need to vote your shares, lowers our costs of delivery and reduces the environmental impact associated with delivering paper copies of these materials to all our stockholders.

        We hope you will be able to attend the annual meeting. Whether or not you expect to attend, please vote your shares by telephone or the Internet, as described in the instructions you receive. If you receive these proxy materials by mail you may complete, sign and date and return the enclosed proxy card in the prepaid envelope.

                      Sincerely,

                      Daniel M. Bradbury
                       President and Chief Executive Officer

AMYLIN PHARMACEUTICALS, INC.
9360 Towne Centre Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2010

Dear Stockholders:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Amylin Pharmaceuticals, Inc., a Delaware corporation. The meeting will be held on Thursday, April 29, 2010 at 9:00 a.m. local time at our corporate offices located at 9360 Towne Centre Drive, San Diego, California 92121, for the following purposes:

  1.
  To elect directors to serve for the ensuing year and until their successors are elected.

  2.
  To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the proxy statement accompanying this notice.

        The record date for the annual meeting is March 5, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. If you are unable to attend the annual meeting, you may listen to a webcast of it on our website, www.amylin.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on April 29, 2010 at 9360 Towne Centre Drive, San Diego, California 92121:

The notice of Amylin's 2010 Annual Stockholder Meeting, proxy statement and other proxy materials, and a copy of Amylin's 2009 Annual Report are available at www.proxyvote.com.

        The Board of Directors recommends that you vote FOR the proposals identified above.

                      By Order of the Board of Directors

                      Daniel M. Bradbury
                       President and Chief Executive Officer

San Diego, California
March 19, 2010

Whether or not you expect to attend the meeting, please vote by proxy as promptly as possible in order to ensure your representation at the meeting. You may vote by telephone or on the Internet, or if you received these proxy materials in the mail, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Even if you have voted by proxy, you may still vote in-person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must provide a proxy issued in your name from that record holder.

AMYLIN PHARMACEUTICALS, INC.
9360 Towne Centre Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2010

Questions and Answers

Why am I receiving these proxy materials?

        You have received these proxy materials because the Board of Directors of Amylin Pharmaceuticals, Inc. is soliciting your proxy to vote at its 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you can vote by telephone, on the Internet, or, if you received these proxy materials in the mail, by signing, dating and returning the proxy card in the postage-paid envelope provided.

        We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to you over the Internet. Accordingly, on or about March 19, 2010, we intend to mail to our stockholders of record entitled to vote at the meeting who have not previously requested to receive these proxy materials by mail, a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our annual report and vote online. The Notice will also contain instructions for requesting a paper or e-mail copy of these proxy materials. There is no charge to you for requesting a copy. If you wish to receive a paper or e-mail copy of these proxy materials, please make your request on or before April 15, 2010 to facilitate timely delivery.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on March 5, 2010, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 143,309,883 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to submit your proxy by telephone or on the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided if you receive these proxy materials by mail, to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If at the close of business on the record date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in "street name" and the Notice or these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

        As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

        There are two matters scheduled for a vote at the annual meeting:

  •
  the election of directors, and

  •
  the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How do I vote?

        For the election of directors, you may either vote "For" all nominees or you may "Withhold" your vote for any nominee you specify. For any other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy either by telephone or on the Internet or by using the accompanying proxy card if you received these proxy materials by mail. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote by telephone, follow the instructions shown on the enclosed proxy card if you received these materials by mail. You will be asked to provide the control number shown on the proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on April 28, 2010 to be counted.

  •
  To vote on the Internet, access the website shown on the Notice or follow the instructions on the enclosed proxy card if you received these proxy materials by mail. You will be asked to provide the control number shown on the Notice or proxy card. Your Internet vote must be received by 11:59 p.m. Eastern Time on April 28, 2010 to be counted.

  •
  If you received these proxy materials by mail, to vote using the accompanying proxy card, simply complete, sign, date and return it as promptly as possible in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or proxy card and voting instructions from that organization rather than from us. If you receive these proxy materials from your broker by mail, simply complete, sign and mail the accompanying proxy card to ensure your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must provide a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

  Participants in the 401(k) Plan and ESOP

        If you are a participant in our 401(k) plan and/or our Employee Stock Ownership Plan, or ESOP, you are receiving these proxy materials in the mail and you may vote by telephone or the Internet or by using the enclosed proxy card. Your vote will serve to direct Fidelity Management Trust Company, as trustee of our 401(k) plan and ESOP, regarding how to vote the shares of our common stock attributable to your individual account under the 401(k) plan and ESOP. Your directions to Fidelity will be tabulated confidentially. Fidelity will vote shares as instructed by participants. Please provide voting directions to Fidelity by April 26, 2010, to help ensure that the shares attributable to your account will be voted.

  Note Regarding Internet Voting

        We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 5, 2010, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed proxy card without marking any voting selections, your shares will be voted "For" the election of all nominees for director and "For" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated to assist in the distribution of proxy materials and solicitation of votes for a fee not to exceed $12,500, plus reimbursement of out-of-pocket expenses.

What does it mean if I receive more than one Notice or proxy card?

        If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on each Notice or proxy card you receive to vote by telephone or the Internet or complete, sign and return each proxy card you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the applicable vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  you may submit another properly executed vote by proxy with a later date,

  •
  you may send a written notice that you are revoking your proxy to our Corporate Secretary at 9360 Towne Centre Drive, San Diego, California 92121, or

  •
  you may attend the annual meeting and vote in person (however, simply attending the annual meeting will not, by itself, revoke your proxy).

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, a stockholder proposal must be submitted in writing by November 19, 2010, to our Corporate Secretary at 9360 Towne Centre Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year's proxy materials, your proposal generally must be submitted in writing to the same address no later than December 30, 2010. Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to any proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee (that is, in "street name"), that nominee will provide you with a Notice or voting instruction form. Please follow the instructions included on that Notice or form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, and include the ratification of the selection of our independent registered public accounting firm. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, which include the election of directors, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the eleven nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 143,309,883 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 71,654,942 shares must be represented by stockholders present at the meeting or by proxy.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days of the Annual Meeting of Stockholders. If the final voting results are not available within four business days after the meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors currently consists of twelve members and will be reduced to eleven members at our Annual Meeting of Stockholders. There are eleven nominees for director this year: Adrian Adams; Teresa Beck; M. Kathleen Behrens; Daniel M. Bradbury; Paul N. Clark; Paulo F. Costa; Alexander Denner; Karin Eastham; James R. Gavin III; Jay S. Skyler; and Joseph P. Sullivan. Each director is to be elected at the annual meeting to serve until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Each of the nominees is currently a director of Amylin and was elected by our stockholders.

        Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The eleven nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted "For" the election of the eleven nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, "For" the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

        We require all of our directors and nominees for director to attend our Annual Meeting of Stockholders, absent an irreconcilable conflict. Each of our twelve directors elected at our 2009 Annual Meeting of Stockholders were in attendance at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR The Election Of Each Nominee Named Above.

        The following is biographical information as of March 1, 2010 for each nominee for director.

Name	Age	Position
Daniel M. Bradbury	48	President, Chief Executive Officer and Director
Paulo F. Costa.	59	Chairman of the Board
Adrian Adams	59	Director
Teresa Beck	55	Director
M. Kathleen Behrens, Ph.D.	57	Director
Paul N. Clark	63	Director
Alexander Denner, Ph.D.	40	Director
Karin Eastham	60	Director
James R. Gavin III, M.D., Ph.D.	64	Director
Jay S. Skyler, M.D., MACP.	63	Director
Joseph P. Sullivan	67	Director

        Mr. Bradbury has been our Chief Executive Officer since March 2007, serving as President since June 2006 and as Chief Operating Officer since June 2003. He has served as a director since June 2006 and serves on the Risk Management and Finance Committee. He previously served as Executive Vice President from June 2000 until June 2003. He joined Amylin in 1994 and has held officer-level positions in Corporate Development and Marketing during that time. Prior to joining Amylin, Mr. Bradbury spent ten years at SmithKline Beecham Pharmaceuticals, where he held a number of sales and marketing positions. He is a member of the board of directors of Illumina, Inc. He also serves on the RAND Health Board of Advisors and as a board member for PhRMA, BIOCOM, the Keck Graduate Institute's Board of Trustees and the San Diego Regional Economic Development Corporation. Mr. Bradbury is a member of the Royal Pharmaceutical Society of Great Britain and serves on the UCSD Rady School of Management's Advisory Council and the University of Miami's Innovation Corporate Advisory Council. Based on Mr. Bradbury's prior experience in senior management positions at Amylin, including in the areas of sales and marketing and operations, and his service on other boards of directors, the Board believes Mr. Bradbury has the appropriate set of skills to serve as a member of our Board. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

        Mr. Costa has served as a director since June 2009 and has served as Chairman of the Board since August 2009. Mr. Costa served as President and Chief Executive Officer of Novartis U.S. Corporation from October 2005 until August 2008. Previously, he served as Head of the Americas and President and Chief Executive Officer of Novartis Pharmaceutical Corporation from July 1999 to October 2005. Prior to joining Novartis, Mr. Costa worked at Johnson & Johnson for 30 years, where he served from 1993 to 1998 as President of Janssen Pharmaceutical. In 1998 he became Executive Vice President, Global Franchise Development and a member of Johnson & Johnson's Group Operating Committee. Mr. Costa has held various sales and marketing positions and has over 20 years of general management experience, having launched in the U.S. market 10 pharmaceutical products in various therapeutic areas. Based on Mr. Costa's diverse experience in the pharmaceutical industry, ranging from successful product development, launch and commercialization and his extensive senior management experience within the industry, the Board believes Mr. Costa has the appropriate set of skills to serve as a member of our Board. Mr. Costa earned his M.B.A. from Harvard Business School and is a graduate of the Sao Paulo School of Business Administration.

        Mr. Adams has served as a director since October 2007 and serves as the chair of the Compensation and Human Resources Committee. Since March 2007, Mr. Adams has served as President and, since May 2007, as Chief Executive Officer of Sepracor, Inc. From March 2007 to May 2007, Mr. Adams also served as Sepracor's Chief Operating Officer. He also serves as a member of

Sepracor's board of directors. From January 2002 until March 2007, Mr. Adams served as President and Chief Executive Officer of Kos Pharmaceuticals, Inc. and from April 2001 until January 2002 as President and Chief Operating Officer. Mr. Adams served as President and Chief Executive Offiver of Novartis-UK from 1999 until his tenure began at Kos. For the previous seven years, he was with SmithKline Beecham Pharmaceuticals, last serving as President and CEO of the company's Canadian subsidiaries. Previous assignments at SmithKline Beecham included Vice President and Director of Worldwide Marketing in the U.S.; and Director and Vice President of Sales and Marketing in the United Kingdom. Mr. Adams began his career at ICI Pharmaceuticals, where he rose from research laboratory assistant to Director of Sales and Marketing. Within the past five years Mr. Adams also served on the board of directors of Kos Pharmaceuticals, Inc. Based on Mr. Adam's senior management experience as a Chief Executive Officer and his service on other boards of directors in the biotechnology and pharmaceutical industries, including his experience in strategic planning, and sales and marketing, the Board believes Mr. Adams has the appropriate set of skills to serve as a member of our Board. He is a graduate of Manchester University in the United Kingdom with a Bachelor of Science degree.

        Ms. Beck has served as a director since March 2007 and serves on the Audit Committee and the Compensation and Human Resources Committee. Ms. Beck is retired and has served as a director for Questar Corporation since October 1999 and Lexmark International, Inc. since April 2000. Within the past five years Ms. Beck also served on the board of directors of Albertsons, Inc., ICOS Pharmaceuticals and Textron, Inc. In addition, she serves as a member of the Board of Trustees of Intermountain Healthcare, The Nature Conservancy and the Nature Conservancy of Utah. She is also Vice-Chairman of the University of Utah National Advisory Council. From 1998 until her retirement in June 1999, Ms. Beck served as President of American Stores Company, and previously served as its Chief Financial Officer from 1993 to 1998. Prior to her appointment as Chief Financial Officer, Ms. Beck served in various finance and accounting related positions with American Stores from 1982 to 1993. Based on Ms. Beck's service on other boards of directors and her extensive business, financial and accounting background, including her previous role as Chief Financial Officer at a publicly-held company, the Board believes Ms. Beck has the appropriate set of skills to serve as a member of our Board. Ms. Beck received a B.S. and an M.B.A. from the University of Utah.

        Ms. Behrens has served as a director since June 2009 and serves on the Audit Committee and the Science and Technology Committee. From January 2003 to the present, Ms. Behrens has served as a consultant for RS Investments, where she had been managing director from 1996 to 2002. From 2001 until January 2009, Ms. Behrens served as a member of the President's Council of Advisors on Science and Technology where she was Chair of Council's Subcommittee on Personalized Medicine. From 1997 to 2005, Ms. Behrens was also a director of the Board of Science, Technology and Economic Policy for the National Research Council and was a member of the Institute of Medicine Committee on New Approaches to Early Detection and Diagnosis of Breast Cancer. Within the past five years Ms. Behrens also served on the board of directors of AVI Biopharma, Inc. and Abgenix, Inc. Based on Ms. Behrens' extensive financial service background and experience in the biotechnology industry, including her service on many biotechnology company boards of directors, the Board believes Ms. Behrens has the appropriate set of skills to serve as a member of our Board. Ms. Behrens received a Ph.D. in Microbiology from the University of California, Davis.

        Mr. Clark has served as a director since June 2009 and serves on the Risk Management and Finance Committee. Mr. Clark has served as an operating partner of Genstar Capital since July 2007. Prior to joining Genstar, he served as a director, Chief Executive Officer and President of Icos Corporation from June 1999 until January 2007 and as Chairman of the Board of Directors of Icos from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, retiring from Abbott as Executive Vice President and as a board member. He previously served as Abbott's Senior Vice President from 1990 to 1998 and as Vice

President from 1984 to 1990. Prior to joining Abbott, he served as Vice President in sales and marketing positions with Marion Laboratories from 1983 to 1984 and in various sales, marketing and operations positions at Sandoz Pharmaceuticals from 1973 to 1983. He currently serves on the board of directors for Agilent Technologies, Inc., Catalent Pharma Solutions, Harlan Labs, Talecris Biotherapeutics, Inc. and is on the Board of Overseers of the Amos Tuck School, Dartmouth College. Based on Mr. Clark's experience in the pharmaceutical and biotechnology industries, including his experience serving in senior management positions, sales and marketing positions and his experience leading companies in drug discovery, development and commercialization, the Board believes Mr. Clark has the appropriate set of skills to serve as a member of our Board. Mr. Clark received his M.B.A. from Dartmouth College and his B.S. in finance from the University of Alabama.

        Mr. Denner has served as a director since June 2009 and serves on the Risk Management and Finance Committee and the Science and Technology Committee. Since August 2006, Mr. Denner has served as Managing Director of entities affiliated with Carl C. Icahn including various private investment funds. From April 2005 to May 2006, Mr. Denner served as a portfolio manager for Viking Global Investors. Previously, he served in a variety of roles at Morgan Stanley, beginning in 1996, including as a portfolio manager of healthcare and biotechnology mutual funds. He is currently a director of Adventrx Pharmaceuticals, Inc., Biogen Idec, and Enzon Pharmaceuticals, Inc. Within the past five years Mr. Denner also served as a director at ImClone Systems, Incorporated. Based on Mr. Denner's previous financial experience as a portfolio manager of healthcare and biotechnology mutual funds and his service on the board of directors of other biopharmaceutical companies, the Board believes Mr. Denner has the appropriate set of skills to serve as a member of our Board. Mr. Denner received an S.B degree from the Massachusetts Institute of Technology and M.S., M.Phil., and Ph.D. degrees from Yale University.

        Ms. Eastham has served as a director since September 2005 and serves as the chair of the Audit Committee and on the Compensation and Human Resources Committee. From May 2004 to September 2008 she served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees of the Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer, and Secretary of Diversa Corporation. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for Illumina, Inc., Geron, Inc. and Genoptix, Inc. Within the past five years Ms. Eastham also served as director of SGX Pharmaceuticals, Inc. and Tercica, Inc. Based on Ms. Eastham's extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions, and her service on other boards of directors, the Board believes Ms. Eastham has the appropriate set of skills to serve as a member of our Board. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

        Dr. Gavin has served as a director since December 2005 and serves as Chair of the Corporate Governance Committee and on the Science and Technology Committee. Dr. Gavin has been Chief Executive Officer & Chief Medical Officer, Healing Our Village, Inc. since July 2007. From January 2006 to July 2007, he served as President and Chief Executive Officer of MicroIslet, Inc. and from January 2005 to January 2006, he served as Executive Vice President for Clinical Affairs for Healing Our Village, Inc. He was President of the Morehouse School of Medicine from June 2002 to December 2004. He also serves as Clinical Professor of Medicine, Emory University School of Medicine and Clinical Professor of Medicine at the Indiana University School of Medicine. Dr. Gavin is a member of the board of directors of Baxter International Inc. Within the past five years Dr. Gavin also served as a director of Nuvelo, Inc. Dr. Gavin was Chairman of the board of directors of Equidyne Corporation from August 2001 to 2003. From 1991 to 2002, Dr. Gavin was a Senior Scientific Officer of the Howard Hughes Medical Institute. From October 2003 until October 2006, he served as National Chairman of the National Diabetes Education Program. Dr. Gavin has received numerous civic and academic awards and honors, including his "Living Legend in Diabetes Award" in 2009 from the American Association of Diabetes Educators. Based on his medical background, including his significant diabetes research and clinical expertise, his previous leadership positions with the American Diabetes Association and the National Diabetes Education Program, and his senior management and board service with other companies, the Board believes Dr. Gavin has the appropriate set of skills to serve as a member of our Board. He received his B.S. in Chemistry at Livingstone College, a Ph.D. in Biochemistry at Emory University and an M.D. at Duke University Medical School.

        Dr. Skyler has served as a director since August 1999 and serves as the chair of the Science and Technology Committee. He is Professor of Medicine, Pediatrics and Psychology, in the Division of Endocrinology Diabetes and Metabolism; and Associate Director for Academic Programs at the Diabetes Research Institute; all at the University of Miami Miller School of Medicine in Florida, where he has been employed since 1976. He is also Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases of the Type 1 Diabetes TrialNet clinical trial network, and serves on the board of directors of DexCom, Inc., and various private companies. Dr. Skyler has served as President of the American Diabetes Association and as Vice President of the International Diabetes Federation. Dr. Skyler serves on the editorial board of several diabetes and general medicine journals and the advisory panel of several pharmaceutical companies. Based on his medical background, including his significant diabetes expertise, his previous leadership positions with the American Diabetes Association and the International Diabetes Foundation, and his extensive background in the area of diabetes education and research, the Board believes Dr. Skyler has the appropriate skills to serve as a member of our Board. He received his B.S. from The Pennsylvania State University, his M.D. from Jefferson Medical College, and completed postdoctoral studies at Duke University Medical Center.

        Mr. Sullivan has served as a director since September 2003 and serves on the Corporate Governance Committee and as the chair of the Risk Management and Finance Committee. Mr. Sullivan is currently Chairman of the Board of Advisors of RAND Health and is the former Chairman of the Board of Advisors of the UCLA Medical Center. From 2000 to 2003, Mr. Sullivan served as Chairman, Chief Executive Officer and a director of Protocare, Inc. From 1993 until November 1999, he served as Chairman, Chief Executive Officer and a director of American Health Properties, Inc. For the previous twenty years, Mr. Sullivan was an investment banker with Goldman Sachs. Mr. Sullivan currently serves on the board of directors of Cymetrix Corporation, HCP, Inc. (NYSE, a real estate investment trust), and Maguire Properties, Inc. (NYSE, a real estate investment trust). Based on his previous experience as an investment banker, particularly his extensive background in corporate finance and capital raising, his service on other boards of companies within the healthcare industry and other industries, and his healthcare policy leadership position as Chairman of the Board of Advisors of RAND Healthcare, the Board believes Mr. Sullivan has the appropriate set of skills to serve as a member of our Board. Mr. Sullivan received his M.B.A. from the Harvard Graduate School of Business Administration and his J.D. from the University of Minnesota Law School.

Background of Executives Not Listed Above

        The following is biographical information as of March 1, 2010 for each of our executives not listed above.

Name	Age	Position
Mark G. Foletta	49	Senior Vice President, Finance and Chief Financial Officer
Mark J. Gergen	47	Senior Vice President, Corporate Development
Orville G. Kolterman, M.D.	62	Senior Vice President, Research and Development
Marcea Bland Lloyd	61	Senior Vice President, Government and Corporate Affairs, and General Counsel
Roger Marchetti	52	Senior Vice President, Human Resources and Information Management
Paul G. Marshall	50	Senior Vice President, Operations
Vincent P. Mihalik	59	Senior Vice President, Sales and Marketing, and Chief Commercial Officer
Lloyd A. Rowland	53	Vice President, Governance and Compliance, and Corporate Secretary

        Mr. Foletta has served as Senior Vice President, Finance and Chief Financial Officer since March 2006 and he previously served as Vice President, Finance and Chief Financial Officer from March 2000 to March 2006. Mr. Foletta previously served as a Principal of Triton Group Management, Inc. from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd., the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young, most recently serving as an Audit Manager. He is a director of Anadys Pharmaceuticals, Inc. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara. He is a Certified Public Accountant and a member of the Financial Executives Institute.

        Mr. Gergen has served as Senior Vice President, Corporate Development since August 2006 and previously served as Vice President of Business Development from May 2005 to August 2006. Prior to joining us, Mr. Gergen was an independent consultant to biotech and medical technology companies for strategy, financing and corporate development. From 2003 to 2005, Mr. Gergen was Executive Vice President at CardioNet, Inc. He held various positions at Advanced Tissue Sciences, Inc. from 2000 to 2003 most recently as Chief Restructuring Officer and Acting CEO. He also served as Senior Vice President, Chief Financial and Development Officer, and Vice President, Development, General Counsel and Secretary. From 1999 to 2000, Mr. Gergen was employed at Premier, Inc. and from 1994 to 1999 he held various positions with Medtronic, Inc. From 1990 to 1994 he held various legal and corporate development positions at Jostens, Inc. and from 1986 to 1990, he practiced law at various law firms. Mr. Gergen serves on the Board of Directors of a privately held company. Mr. Gergen received a B.A. in Administration from Minot State University and a J.D. from the University of Minnesota Law School.

        Dr. Kolterman has served as Senior Vice President, Research and Development since June 2008 and previously served as Senior Vice President, Development from March 2008 to May 2008. He also served as Senior Vice President, Clinical and Regulatory Affairs from August 2005 to March 2008, Senior Vice President, Clinical Affairs from February 1997 to August 2005, Vice President, Medical Affairs from 1993 to 1997, and Director, Medical Affairs from 1992 to 1993. From 1983 to 1992, he was Program Director of the General Clinical Research Center and Medical Director of the Diabetes Center, at the University of California, San Diego Medical Center. Since 1989, he has been Adjunct Professor of Medicine at the University of California, San Diego. From 1978 to 1983, he was Assistant Professor of Medicine in the Endocrinology and Metabolism Division at the University of Colorado School of Medicine, Denver. He was a member of the Diabetes Control and Complications Trial Study

Group and presently serves as a member of the Epidemiology of Diabetes Intervention and Complications Study. He is also a past-president of the California Affiliate of the American Diabetes Association. Dr. Kolterman received his M.D. from Stanford University School of Medicine.

        Ms. Lloyd has served as our Senior Vice President, Government and Corporate Affairs and General Counsel since June 2008 and served as Senior Vice President, Legal and Corporate Affairs, and General Counsel from February 2007 to June 2008. Prior to joining us, Ms. Lloyd served as Group Senior Vice President, Chief Administrative Officer, General Counsel and Secretary of VHA Inc. from November 2004 to February 2007. Previously, she served as VHA's General Counsel and Secretary from May 1999 to November 2004. From 1993 to April 1999, Ms. Lloyd was Vice President and Assistant General Counsel of Medtronic Inc. and served as Medtronic's Assistant General Counsel from 1991 to 1993. From 1978 to 1991, Ms. Lloyd held various legal positions with Medtronic. Prior to joining Medtronic, Ms. Lloyd served as counsel to Pillsbury Company and Montgomery Ward & Co. and she taught Business Law at the University of Minnesota Business School. Ms. Lloyd is immediate past Chairperson of the Executive Leadership Foundation, a member of the board of directors for California Healthcare Institute and is an associate of the Women Business Leaders of the United States Health Care Industry Foundation. She received a B.S./B.A. from Knox College and a J.D. from Northwestern University.

        Mr. Marchetti has served as our Senior Vice President, Human Resources and Information Management since July 2007 and previously served as Senior Vice President, Human Resources and Corporate Services from October 2005 to July 2007. Prior to joining us, he served as Vice President, Human Resources for Guidant Corporation from July 2002 to October 2005. Prior to this role, he served as Vice President, Finance and Information Systems, Guidant Europe, Middle East, Africa, and Canada, since the beginning of 2001. From 1999 through 2000, he served as Vice President, Human Resources for Guidant's Vascular Intervention group, and served as Guidant's Corporate Controller and Chief Accounting Officer from 1994 to 1999. He joined Eli Lilly and Company's Medical Devices and Diagnostics division in 1988. In 1992, he became Financial Manager of Lilly's pharmaceutical manufacturing operations in Indianapolis. From 1980 to 1986, he was with Touche Ross & Co. (currently Deloitte). He received a B.S. from LaSalle University in Philadelphia and his M.B.A. from the Ross School of Business at the University of Michigan. He is a Certified Public Accountant.

        Mr. Marshall has served as Senior Vice President, Operations since December 2008. He previously served as Vice President Operations from December 2006 to December 2008. Prior to joining us, he was Vice President of Corporate Manufacturing at Amgen, Inc. From 2002 to 2005, Mr. Marshall served as President of Manufacturing at Recombinant Proteins at the Bioscience Division of Baxter International. From 1999 to 2002, he was Site Head of the Baxter International Thousand Oaks facility. He joined Creative BioMolecules in 1992, first as Head of Process Development and Clinical Manufacturing and then as Head of Operations. From 1988 to 1992, Mr. Marshall held various management positions with Welgen Manufacturing Partnership (now Amgen, Rhode Island), Repligen Corporation and Damon Biotech. Mr. Marshall received a B.S. and an M.S. in Biology from the University of Massachusetts at Dartmouth and completed three years of post-graduate work concentrating in hematology and coagulation research at Brown University.

        Mr. Mihalik has served as Senior Vice President, Sales and Marketing and Chief Commercial Officer since January 2009. Mr. Mihalik has over 30 years of experience across multiple commercial roles. Before joining us, Mr. Mihalik served as Vice President of Global Brand Development Diabetes and Endocrine Platform Team Leader for Lilly since 2004. Previously, he was Business Unit Head of Diabetes Care for Lilly U.S. from 2001 to 2004. From 1990 to 2001 he served in various senior management positions at other healthcare companies including Senior Vice President and General Manager for Lab Systems and Molecular Biochemical at Roche Diagnostics Corporation, President, Diabetes Care North America at Boehringer Mannheim Group and President, Scientific Products Biomedical and General Manager, Pandex Diagnostic Research and Development Center for Baxter

Healthcare Inc. He has a B.S. degree in Biology from The Pennsylvania State University and completed the Northwestern University Masters in Management—Executive Program.

        Mr. Rowland has served as our Vice President, Governance and Compliance, Secretary, and Chief Compliance Officer since February 2007. He previously served as our Vice President, Legal, Secretary and General Counsel from September 2001 to February 2007. Prior to joining us, Mr. Rowland served in various positions at Alliance Pharmaceutical Corp., including as Vice President, General Counsel and Secretary, beginning in 1993. Earlier, Mr. Rowland served as Vice President and Senior Counsel, Finance and Securities, at Imperial Savings Association for four years. For the previous eight years, he was engaged in the private practice of corporate law with the San Diego, California law firm of Gray, Cary, Ames & Fry, and the Houston, Texas law firm of Bracewell & Patterson. He received a J.D. from Emory University.

Independence of the Board of Directors and its Committees and Corporate Governance

        As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Amylin, our senior management and our independent auditors, our Board of Directors has affirmatively determined that each of Mr. Adams, Ms. Beck, Ms. Behrens, Mr. Clark, Mr. Costa, Mr. Denner, Ms. Eastham, Dr. Gavin, Dr. Skyler, and Mr. Sullivan are independent directors within the meaning of the applicable NASDAQ listing standards. Our Board of Directors has determined that Mr. Bradbury, our President and Chief Executive Officer, does not qualify as an independent director within the meaning of the applicable NASDAQ listing standards because he is an employee of the company. Relationships reviewed by our Board in making its independence determinations include: Mr. Bradbury's and Ms. Eastham's service on the same public company board of directors and Mr. Denner's status as an employee of Icahn Capital LP, which currently owns over 5% of our total common shares outstanding.

        As required under applicable NASDAQ Stock Market listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors, with the exception of the Risk Management and Finance Committee, are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards. The Risk Management and Finance Committee is not subject to any independence requirements. In addition, all members of the Compensation and Human Resources Committee are outside directors as defined by Rule 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and are non-employee directors as defined by Rule 16b-3 promulgated by the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended.

        The Board, upon the recommendation of the Corporate Governance Committee, has adopted Corporate Governance Guidelines, a copy of which can by found on the corporate governance section of our web site, www.amylin.com. These Guidelines are intended to enhance the functioning of the Board and its committees, promote the interests of our stockholders and establish a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. In particular, the Guidelines set forth the practices the Board will follow with respect to: meetings of the Board and its committees; composition of the Board and its committees; director compensation; the selection of the Chairman of the Board, our directors and our Chief Executive

Officer; management succession; expectations of directors; and evaluation of the Board's, each committee's and each director's performance.

Leadership Structure and Risk Oversight Function of the Board of Directors

        The leadership structure of our Board currently consists of an independent Chairman of the Board who oversees the Board meetings and works with our chief executive office to establish meeting agendas. Our Chairman, Mr. Costa, does not serve as our principal executive officer as we believe this structure enhances the independence of our Board. As noted above, our Chief Executive Officer, Mr. Bradbury, is the only member of our Board who has not been deemed to be independent by the Board. Further, our Corporate Governance Guidelines provide that if the Chairman of the Board is ever deemed to be not independent, the Board shall elect a lead independent director to preside over executive sessions of the Board's independent directors. The Board committees are chaired by independent directors, each of whom reports to the full Board on the activities and decisions made by the committees at Board meetings. We believe this leadership structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at regularly scheduled meetings.

        Our management is primarily responsible for managing the risks we face in the ordinary course of operating our business. The Board actively oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. For example, the Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our system of disclosure controls and our internal controls over financial reporting, and risks associated with our cash investment policies. The Corporate Governance Committee assists the Board in its risk oversight function by periodically reviewing and discussing with management important compliance and quality issues. The Compensation and Human Resources Committee assists the Board in its risk oversight function by overseeing strategies with respect to our incentive compensation programs and key employee retention issues. In addition, the Board recently renamed the Finance Committee as the Risk Management and Finance Committee which will broaden its scope of responsibilities to focus on and oversee enterprise risk management. We believe our Board leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board's efficiency in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.

Information Regarding the Board of Directors and its Committees

        Our Board of Directors has an Audit Committee, a Compensation and Human Resources Committee, a Corporate Governance Committee, a Risk Management and Finance Committee and a Science and Technology Committee. Each committee operates pursuant to a written charter, copies of which can be found on the corporate governance section of our web site, www.amylin.com. Each of our Board committees is required to perform an annual self-performance evaluation, which evaluation includes an evaluation of each director's service on the board and a comparison of the performance of such committee with the requirements of its charter. The performance evaluation also includes a recommendation to the Board of any improvements to the committee's charter deemed necessary or desirable by such committee. The Board and each of our Board committees has the full power and authority to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or our management.

        The following is membership and meeting information for each of our committees during the year ended December 31, 2009, as well as a description of each committee and its functions.

Name	Audit Committee(1)	Compensation and Human Resources Committee(2)	Corporate Governance Committee(3)	Risk Management and Finance Committee(4)	Science and Technology Committee(5)
Adrian Adams(6)		X*
Steven R. Altman(7)			X
Teresa Beck(8)	X	X
M. Kathleen Behrens, Ph.D.(7)	X				X
Daniel M. Bradbury				X
Paul N. Clark(7)				X
Alexander Denner, Ph.D.(7)				X	X
Karin Eastham	X*	X
James R. Gavin III, M.D., Ph.D.			X*		X
Jay S. Skyler, M.D., MACP					X*
Joseph P. Sullivan(9)			X	X*
Total meetings in fiscal year 2009	11	7	7	3	2

*
Current Committee Chairperson

(1)
In addition to the incumbent committee members listed in this column, Mr. Sullivan served on this committee until July 2009.

(2)
In addition to the incumbent committee members listed in this column, Mr. Altman served on this committee until March 2009 and Mr. Wilson served on this committee until June 2009.

(3)
In addition to the incumbent committee members listed in this column, Dr. Skyler served on this committee until July 2009 and Mr. Wilson served on this committee until June 2009.

(4)
In addition to the incumbent committee members listed in this column, Mr. Cook served on this committee until June 2009, Ms. Graham served on this committee until May 2009 and Mr. Greene served on this committee until April 2009. This Committee was renamed the Risk Management and Finance Committee in February 2010.

(5)
This Committee was formed in July 2009.

(6)
Has served as chair of the committee indicated since March 2009.

(7)
Has served on committee(s) indicated since July 2009.

(8)
Has served on the Compensation and Human Resources Committee since August 2009.

(9)
Has served on Corporate Governance Committee since July 2009.

  Audit Committee

        The Audit Committee has been established in accordance with Section 3 of the Securities and Exchange Act of 1934, as amended, and reviews our corporate accounting and financial reporting process on behalf of the Board. The Audit Committee has the sole authority to appoint, retain or terminate our independent auditors; approves in advance all audit and permissible non-audit services to be provided to us by our independent auditors; oversees the independence of our independent auditors; evaluates our independent and internal auditors' performance; oversees and evaluates management's assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year; oversees and evaluates our accounting and financial controls; receives and considers our independent auditors' comments as to accounting and financial controls; discusses with management and our independent auditors the results of the annual audit and our annual financial statements; discusses with management and our independent auditors, as applicable, the results of our independent auditors' interim review of our quarterly financial statements, as well as our earnings press releases; and approves all related-party transactions that are required to be disclosed by applicable laws, rules or regulation.

        Our Board of Directors has determined that each of Ms. Beck, Ms. Behrens and Ms. Eastham qualify as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of the directors' knowledge and experience based on a number of factors, including their formal education and prior work experience. Each Audit Committee member is independent as defined in applicable NASDAQ listing standards and SEC regulations.

  Compensation and Human Resources Committee

        The Compensation and Human Resources Committee, or the Compensation Committee, assists the Board in fulfilling its responsibilities in connection with the compensation of our directors, officers, employees and certain consultants. It performs this function by establishing and overseeing the administration of our compensation policies for our senior management; reviewing and approving strategies for attracting, developing and motivating management and employees; recommending to the Board the approval of compensation plans and programs, including various incentive compensation, retirement and other benefit plans; and administering or overseeing approved plans or programs. The Compensation Committee also develops a succession plan for our Chief Executive Officer and other key executives and produces an annual report with respect to the Compensation Discussion and Analysis included in this proxy statement. To the extent permitted under Delaware General Corporate Law, the Compensation Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable.

        The Compensation Committee has retained Radford, a division of Aon Consulting, as an independent consultant to advise on matters related to executive and board compensation and evaluating executive compensation programs. The consultant reports to and acts at the direction of the Compensation Committee. Either the Compensation Committee or its designee, the Senior Vice President, Human Resources and Information Management, instruct the consultant with respect to its duties. These duties include preparing competitive compensation analyses and assisting the Compensation Committee with identifying and selecting our group of peer companies listed in the Compensation Discussion and Analysis. The consultant also regularly participates in Compensation Committee meetings and advises the Compensation Committee with respect to compensation trends and prevalent practices. Along with the consultant, our Chief Executive Officer and our Senior Vice President, Human Resources and Information Management, assist the Compensation Committee in reaching compensation decisions with respect to the Named Executive Officers other than themselves.

        In our last completed fiscal year, we paid the consultant approximately $110,000 to advise the Compensation Committee regarding the amount and form of executive and director compensation. We also paid the consultant for travel expenses, and for other requests for their services such as subscription fees for compensation, benefit and benchmark surveys we purchase from the consultant and for valuation support to facilitate our accounting for stock-based compensation totaling approximately $50,000. The consultant is a division of Aon Consulting. During our last completed fiscal year, we paid affiliates of Aon approximately $300,000 for product liability insurance commissions and for arranging insurance premium financing. The decision to engage the compensation consultant and its affiliate for these additional services was made by management and, due to the nature of the services provided, was not approved by the Compensation Committee or the Board.

        In consultation with the Board, the Compensation Committee conducts annual reviews of the performance of our Chief Executive Officer and establishes his compensation. The Compensation Committee also reviews and makes recommendations to the full Board with respect to director compensation. In consultation with management, the Compensation Committee recommends to the Board annual corporate objectives to serve as guidance in making awards under our cash bonus plans and makes recommendations to the Board regarding our overall achievement of those objectives. Additional information regarding the Compensation Committee can be found in the Compensation Discussion and Analysis.

  Corporate Governance Committee

        The Corporate Governance Committee administers the process for determining the selection of candidates for the Board; assesses the composition, operations and performance of the Board and the performance and independence of each director; periodically reviews and assesses our corporate governance guidelines and their application and recommends any changes deemed appropriate to the Board for its consideration; oversees and administers our corporate governance functions on behalf of the Board; oversees and administers compliance matters to the extent such activities are not delegated to other committees; recommends any changes considered appropriate in the authority, operations, charter, number or membership of the Board or any committee; evaluates the need and, if necessary, develops and institutes a plan or program for the continuing education of our directors; and oversees and reviews with management and the Board the adequacy of, and monitors compliance with, our Code for Shared Business Conduct and related conduct and ethics policies. In addition to its Board nominating role, the Corporate Governance Committee assists the Board in working to assure that Amylin operates with proper corporate governance principles and practices.

        The Corporate Governance Committee is responsible for determining the Board's slate of director nominees for election to our Board and the individuals to fill vacancies on our Board occurring between annual meetings of stockholders. The Corporate Governance Committee will, at least on an annual basis, consider the mix of skills and experience that the then-current directors bring to the Board to assess whether the Board has the necessary membership and resources to perform its oversight function effectively. The qualifications of any non-incumbent director candidates brought to the attention of the Corporate Governance Committee by directors, management, stockholders or third parties will be evaluated from time to time in light of the Corporate Governance Committee's determination of the Board's needs, and under the same criteria as set forth below. Stockholders wishing to suggest candidates to the Corporate Governance Committee for consideration as directors must submit a written notice to our Board, who will provide it to the Corporate Governance Committee. The address for our Board can be found in this proxy statement under the caption "Stockholder Communications with the Board of Directors" or in the corporate governance section of our website at www.amylin.com. Our Bylaws set forth the procedures a stockholder must follow to nominate candidates for director. Certain elements of these procedures are described in this proxy statement under the caption "When are stockholder proposals due for next year's annual meeting?" The Corporate Governance Committee does not distinguish between nominees suggested by stockholders and other nominees.

        In evaluating the suitability of potential candidates for Board membership, the Corporate Governance Committee takes into account many factors, including whether the potential nominee meets requirements for independence; the individual's personal qualities and characteristics, accomplishments and reputation in the business community; the potential candidate's current knowledge and contacts in the communities in which Amylin does business and in Amylin's industry or other industries relevant to Amylin's business; the individual's ability and willingness to commit adequate time to Board and committee matters; and the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of Amylin. The Board has adopted Corporate Governance Guidelines stating that the Corporate Governance Committee will consider the need for the Board to have a diversity of viewpoints, background, experience and other factors when considering nominees to serve on the Board. The Corporate Governance Committee annually reviews each director's skills and areas of expertise in addition to their diverse backgrounds and experiences in order to recommend a slate of directors that has the requisite skills and diversity of viewpoints required to effectively fulfill the duties and responsibilities of our Board. The Corporate Governance Committee has not established any specific minimum qualification standards for nominees to the Board.

  Risk Management and Finance Committee

        The Board recently renamed the Finance Committee as the Risk Management and Finance Committee. Historically, this committee has assisted the Board in matters relating to our capital-raising and other financing activities and other risk management activities. The Risk Management and Finance Committee considers the ongoing financing needs of Amylin; considers alternative financing mechanisms available to Amylin; makes recommendations to the Board regarding the implementation of appropriate financing mechanisms; and undertakes any other duties or responsibilities expressly delegated to the Risk Management and Finance Committee by the Board from time to time. The Risk Management and Finance Committee charter requires that it consists of at least three directors, one of whom shall be our Chief Executive Officer. Having been renamed as the Risk Management and Finance Committee, the Board is reviewing the committee's mandate and charter to encompass additional risk management oversight responsibilities.

  Science and Technology Committee

        The Science and Technology Committee assists the Board in fulfilling its oversight responsibilities relating to: (i) our research and development and technology strategies and initiatives; (ii) significant trends in science and technology and the potential impact of such trends on our business and operations; and (iii) ongoing protection of our intellectual property and oversight of lifecycle management strategies. The Science and Technology Committee periodically reviews, evaluates and reports to the Board on our pipeline of research and development programs and our research and development strategies and goals. The Science and Technology Committee charter requires that the committee be comprised of at least two directors and that a majority of the committee must have scientific research or drug development expertise.

Meetings of the Board of Directors and Board and Committee Member Attendance

        Our Board of Directors met 13 times during 2009. Each incumbent Board member attended seventy-five percent or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she served as a director.

Stockholder Communications With The Board Of Directors

        Stockholders who wish to communicate with the Board may do so by writing to the Board of Directors, Attn: Corporate Secretary, 9360 Towne Centre Drive, San Diego, California 92121. The Corporate Governance Committee has established procedures for the handling of communications from stockholders and directed our Corporate Secretary to act as their agent in processing any communications received. Concerns relating to our accounting controls or auditing matters will be referred to the Chair of the Audit Committee. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees are to be forwarded by our Corporate Secretary to our independent directors. Communications that relate to matters that are within the responsibility of one of our Board committees are also to be forwarded by our Corporate Secretary to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board's responsibilities are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

CODE OF BUSINESS CONDUCT AND ETHICS

        We have adopted a Code for Shared Business Conduct that applies to all of our officers, directors and employees. The Code for Shared Business Conduct is available on our website at www.amylin.com. If we make any substantive amendments to the Code for Shared Business Conduct or grant any waiver from a provision of the Code for Shared Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Amylin and our stockholders.

        To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm's Fees and Services

        The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees(1)	$816,691	$724,250
Audit-related Fees(2)	33,520	37,948
Tax Fees(3)	-0-	6,500
All Other Fees	-0-	-0-

Total Fees	$850,211	$768,698

(1)
Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

(2)
Represents fees for consultations on the implementation of new accounting standards. Also represents fees for services rendered in connection with various strategic relationship transactions.

(3)
Represents fees for consultation regarding federal income tax matters.

Pre-Approval Policies and Procedures

        Our Audit Committee charter provides that the Audit Committee will pre-approve all audit and permissible non-audit services to be provided to us by our independent auditors. The Audit Committee pre-approved all audit or non-audit services provided by our independent registered public accounting firm during 2009.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE  FOR  THE RATIFICATION OF THE SELECTION OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding the beneficial ownership of our common stock as of March 5, 2010, except where indicated, by: (i) each of our directors, (ii) each of our Named Executive Officers, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

        Applicable percentages are based on 143,309,883 shares outstanding on March 5, 2010, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on May 4, 2010, which is 60 days after March 5, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 5, 2010	Percent of Total
FMR LLC(2)	21,247,236	—	14.8%
82 Devonshire Street
Boston, MA 02109
Wellington Management Company, LLP(3)	17,694,120	—	12.3%
75 State Street
Boston, MA 02109
Icahn Capital LP(4)	12,971,328	—	9.1%
767 Fifth Avenue, 47th Floor
New York, NY 10153
BlackRock, Inc.(5)	8,515,089	—	5.9%
40 East 52nd Street
New York, NY 10022
Adrian Adams	50,333	50,333	*
Steven R. Altman(6)	87,788	74,333	*
Teresa Beck(7)	67,333	62,333	*
M. Kathleen Behrens, Ph.D.	0	0	*
Daniel M. Bradbury(8)	1,759,670	1,696,000	1.2%
Paul N. Clark(9)	1,908	0	*
Paulo F. Costa	0	0	*
Alexander Denner, Ph.D.	0	0	*
Karin Eastham(10)	74,333	74,333	*
Mark G. Foletta(11)	423,304	392,083	*
James R. Gavin III, M.D., Ph.D.(12)	74,333	74,333	*
Orville G. Kolterman, M.D.(13)	740,509	539,800	*

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 5, 2010	Percent of Total
Marcea Bland Lloyd(14)	198,225	190,000	*
Vincent P. Mihalik(15)	90,752	90,000	*
Jay S. Skyler, M.D., MACP(16)	242,159	121,333	*
Joseph P. Sullivan(17)	98,333	98,333	*
All executive officers and directors as a group (20 persons)(6)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)	4,982,652	4,478,914	3.5%

*
Less than one percent.

(1)
Except as otherwise noted above, the address for each person or entity listed in the table is c/o Amylin Pharmaceuticals, Inc., 9360 Towne Centre Drive, San Diego, CA 92121.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC. FMR reported that it has sole voting power with respect to 32,362 shares and sole dispositive power with respect to all of the shares indicated above.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP. Wellington reported that it has shared voting power with respect to 10,670,599 shares and shared dispositive power with respect to 17,594,420 of the shares indicated above.

(4)
Based upon a 13D/A jointly filed with the SEC on February 5, 2009 by various entities affiliated with Icahn Capital LP. These entities reported as follows: Icahn Partners Master Fund LP has sole voting and dispositive authority with respect to 5,592,721 shares indicated above. Icahn Partners Master Fund II LP has sole voting and dispositive authority with respect to 2,057,967 shares indicated above, Icahn Partners Master Fund III LP has sole voting and dispositive authority with respect to 787,207 shares indicated above. Icahn Offshore LP has shared voting and dispositive authority with respect to 8,437,895 indicated above. Icahn Partners LP has sole voting and dispositive authority with respect to 4,533,433 shares indicated above. Icahn Onshore LP has shared voting and dispositive authority with respect to 4,533,433 shares indicated above. Each of Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P., Inc., Beckton Corp. and Carl C. Icahn has shared voting and dispositive authority with respect to all the shares indicated above.

(5)
Based upon a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. BlackRock reported it has sole voting and dispositive power with respect to the shares indicated above.

(6)
Includes 13,455 shares held by the Altman Family Trust, of which trust Mr. Altman and his wife are trustees. Does not include deferred compensation of Board fees invested in 9,273 shares of our common stock at Mr. Altman's election.

(7)
Does not include deferred compensation of Board fees invested in 10,586 shares of our common stock at Ms. Beck's election.

(8)
Includes 44,573 shares held by the Bradbury Family Trust #3, of which trust Mr. Bradbury serves as a co-trustee, and shares voting and dispositive power. Includes 3,611 vested shares issued under our ESOP. Does not include 16,185 shares held by the Bradbury Gift Trust, of which Mr. Bradbury's minor children are beneficiaries.

(9)
Does not include deferred compensation of Board fees invested in 2,997 shares of our common stock at Mr. Clark's election.

(10)
Does not include deferred compensation of Board fees invested in 15,244 shares of our common stock at Ms. Eastham's election.

(11)
Includes 3,611 vested shares issued under our ESOP and 110 shares held by Mr. Foletta's spouse.

(12)
Does not include deferred compensation of Board fees invested in 9,064 shares of our common stock at Dr. Gavin's election.

(13)
Includes 3,611 vested shares issued under our ESOP, 16,185 shares held by the Bradbury Gift Trust, of which trust Dr. Kolterman serves as a trustee and holds voting and dispositive power and 24,967 shares beneficially owned by Dr. Kolterman's spouse.

(14)
Includes 3,611 vested shares issued under our ESOP.

(15)
Includes 340 vested shares issued under our ESOP.

(16)
Includes 23,000 shares held by The Jay S. Skyler Irrevocable Trust, of which Dr. Skyler is a trustee, 6,675 shares held by Mercedes Bach, Dr. Skyler's spouse, 950 shares held in a trust for which Dr. Skyler is the trustee, 20,000 shares held by the Jennifer Skyler Living Trust of which Dr. Skyler is a co-trustee, and 201 shares held by Dr. Skyler's step-son. Does not include deferred compensation of Board fees invested in 14,060 shares of our common stock at Dr. Skyler's election.

(17)
Does not include deferred compensation of Board fees invested in 14,722 shares of our common stock at Mr. Sullivan's election.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Our non-employee directors receive an automatic option grant upon being re-elected to our Board at our Annual Meeting of Stockholders with an option grant date as of the date of the meeting. In 2009, the final certification by our independent inspector of elections of the re-election of each of Ms. Eastham and Ms. Beck and Messrs. Adams, Altman, Gavin, Skyler and Sullivan occurred several days following the date of the stockholders' meeting. Consequently, during the fiscal year ended December 31, 2009 one transaction report for each of these directors was not filed on a timely basis. Other than the transactions described above, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, our officers, directors and greater than ten percent beneficial owners were in compliance with all applicable Section 16(a) filing requirements.

DIRECTOR COMPENSATION

        The following table sets forth in summary form information concerning the compensation earned by the members of our Board of Directors who are not Named Executive Officers during the fiscal year ended December 31, 2009.

Name	Fees earned or paid in cash ($)		Option awards ($)(1)(2)	All other compensation ($)		Total ($)
Paulo F. Costa	43,750		206,490			250,240
Adrian Adams	82,500		142,796			225,296
Steven R. Altman	54,375		142,796			197,171
Teresa Beck	67,500		142,796			210,296
M. Kathleen Behrens, Ph.D.	30,625		206,490			237,115
Paul N. Clark	26,875		206,490			233,365
Joseph C. Cook, Jr.	47,500	(3)	0	8,160	(4)	55,660
Alexander Denner, Ph.D.	28,750		206,490			235,240
Karin Eastham	100,000		142,796			242,796
James R. Gavin III, M.D., Ph.D.	76,875		142,796			219,671
Ginger L. Graham	28,750		0			28,750
Howard E. Greene, Jr.	28,750		0			28,750
Jay S. Skyler, M.D., MACP	58,125		142,796			200,921
Joseph P. Sullivan	88,125		142,796			230,921
James N. Wilson	61,250		0			61,250

(1)
Amounts shown in this column are the aggregate grant date fair value of stock awards granted during the year indicated calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for stock-based compensation, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption "Accounting for Stock-based Compensation."

(2)
The aggregate number of outstanding option awards for each director as of December 31, 2009 was: Mr. Costa: 30,000; Mr. Adams: 52,000; Mr. Altman: 76,000; Ms. Beck: 64,000; Ms. Behrens: 30,000; Mr. Clark: 30,000; Mr. Cook: 337,000; Mr. Denner: 30,000; Ms. Eastham: 76,000; Dr. Gavin: 76,000; Ms. Graham: none; Mr. Greene: 70,000; Dr. Skyler: 123,000; Mr. Sullivan: 100,000; and Mr. Wilson: 72,000.

(3)
Includes $22,500 in salary payments paid to Mr. Cook as an employee and $25,000 in annual Chairman fees.

(4)
Represents compensation received in lieu of accrued vacation.

        In 2009, non-employee directors received an annual retainer of $50,000, plus $25,000 per year for serving as the chair of the Audit Committee, $20,000 per year for serving as chair of the Compensation Committee and $10,000 per year for serving as chair of the Corporate Governance Committee, the Finance Committee or the Science and Technology Committee. In addition, non-employee committee members other than the chair received $15,000 per year for serving on the Audit Committee, $10,000 per year for serving on the Compensation Committee and $7,500 per year for serving on the Corporate Governance Committee, the Finance Committee or the Science and Technology Committee. In 2009, we made one-time cash compensation payments of $25,000 to Mr. Wilson and $15,000 to each of Ms. Eastham and Messrs. Adams, Gavin and Sullivan for the increased time commitment each of these directors provided in connection with their attendance at meetings of an ad hoc strategy committee. We also reimburse our directors for their expenses incurred in connection with attendance at Board meetings. To compensate for the additional time commitment required by the Board Chairman, our Board has approved payment of an annual Chair fee to our Chairman. Prior to our 2009 Annual Meeting of Stockholders, we paid our Board Chairman an annual Chair fee of $50,000. The Board increased this amount to $75,000 following our 2009 Annual Meeting of Stockholders.

        Our directors have the option to elect, on an annual basis, to defer up to 100% of their cash compensation pursuant to our 2001 Non-Qualified Deferred Compensation Plan, or 2001 Deferred Compensation Plan, which is an unfunded plan designed for the purpose of providing deferred compensation to our directors and highly compensated executives. Elections must be made by December 31st of each year to defer director cash compensation that will be earned during the following year, and are irrevocable after that date. The director deferred compensation is credited to a bookkeeping account that permits the director to select from a range of phantom investment alternatives that mirror the gains and/or losses of several different investments and investment funds, including phantom shares of our common stock. The bookkeeping accounts are established based on the market price of the stock at the time the compensation otherwise would have been paid to the director and are adjusted to reflect investment results resulting from fluctuations in the market value of the phantom investments. Directors may change their selected phantom investment alternatives at any time. Earnings credited to the director bookkeeping accounts for 2009 have not been reported in the Director Compensation Table because none of our directors received above market or preferential earnings on their deferred compensation accounts in 2009.

        Amounts credited to the bookkeeping accounts will generally be paid to the directors approximately six months after termination of board service. Deferred amounts invested in phantom shares of our common stock will be paid in a single lump sum in the form of our common stock. Any changes in the director's distribution election are permitted only if made in accordance with applicable tax compliance requirements governing nonqualified deferred compensation plans. In addition, directors may be entitled to receive earlier payments of their account balances through certain unforeseeable emergency withdrawals or in the event of a change of control of the company.

        We are not required to make any contributions to the 2001 Deferred Compensation Plan, nor do we fund the plan. Directors have an unsecured contractual commitment by the company to pay the amount due under the plan, which is subject to the claims of our general creditors. The directors will have taxable income in the year of distribution. In 2009, our directors deferred a total of $638,087 of their board fee compensation and Mr. Cook deferred $18,000 of his salary compensation through the Deferred Compensation Plan. In addition, Mr. Cook received in-service distributions totaling $1,350 of previously deferred compensation during 2009. As of the date of this proxy statement, four of our non-employee directors have elected to defer 100% of their cash compensation and invest such deferred compensation in phantom shares of our common stock.

        In addition to their cash compensation, each non-employee director receives automatic grants of options to purchase our common stock pursuant to our 2003 Non-Employee Directors' Plan. The options have an exercise price equal to the fair market value of our common stock on the date of the grant. These automatic option grants consist of options to purchase 30,000 shares when initially elected to the Board and 20,000 shares upon being re-elected as directors at our annual stockholder meeting. Options granted upon initial election to the Board vest, so long as those directors' service with Amylin continues, over a period of four years with one-quarter of each option vesting on the one year anniversary of the date of grant and the remainder vesting in equal monthly increments over a three-year period. Options automatically granted to non-employee directors upon re-election at our Annual Meeting of Stockholder vest, so long as those directors' service with Amylin or its affiliates continues, in equal monthly installments over the course of the following 12 months from the date of grant.

        During 2009, we granted options for 20,000 shares each to the seven non-employee directors re-elected at our 2009 Annual Meeting of Stockholders, at an exercise price per share of $11.68 per share, which was the closing price of a share of our common stock on the May 27, 2009 grant date. The full grant date fair value of these options for each director was $142,796. Once the election results of our 2009 Annual Meeting of Stockholders were certified by the independent inspector of elections, we granted 30,000 shares to each of the four non-employee directors elected for the first time at our 2009 Annual Meeting of Stockholders, at an exercise price of $11.26 per share, which was the closing of a share of our common stock on the June 9, 2009 grant date. The full grant date fair value of these options for each director was $206,490.

        From 1994 to 1998, Mr. Cook served as a consultant to Amylin. In connection with this consulting arrangement, in January 1995 we entered into a phantom stock unit agreement with Farview Management Co., L.P., a consulting firm of which Mr. Cook is a general partner. Pursuant to the phantom stock agreement, Farview received 9,000 phantom stock units, representing the right to receive cash or shares of our common stock. The phantom stock agreement provided that on the date Mr. Cook ceased to be a consultant to or director of Amylin, we would pay Farview the fair market value of the phantom stock units in cash or shares of our common stock, at our election. The fair market value of each phantom stock unit was determined based on the closing price of a share of our common stock on The NASDAQ Stock Market on the last trading day prior to the date that Mr. Cook ceased to be a consultant to or director of Amylin. On June 9, 2009, we paid Mr. Cook $101,340 in cash to settle these phantom shares at price of $11.26 per share.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        The Compensation Committee is responsible for establishing and administering compensation for all of our executive officers, including our Chief Executive Officer. The Committee also exercises oversight of our compensation practices for all employees, including strategies for attracting, developing and motivating employees. To assist the Compensation Committee with its responsibilities, it has retained Radford, an Aon Consulting company, an independent compensation consulting firm that reports directly to the Compensation Committee. The Compensation Committee regularly receives briefing materials from its consultant and from management which are used as the basis for forming compensation strategies and policies.

        The Compensation Committee reports to the Board of Directors on its actions and recommendations and regularly meets in executive sessions, often with its independent consultants and without members of management present. Although the Board has discretion to review all executive compensation, it has delegated authority with respect to our executive and general employee compensation programs and practices to the Compensation Committee. The Board annually reviews the Chief Executive Officer's compensation.

Compensation Program Objectives and Compensation Philosophy

        Our overall compensation philosophy is to design and implement equitable and cost-effective compensation programs that will help us achieve the following primary objectives:

  •
  Link corporate strategy and short-term and long-term goals with compensation;

  •
  Enable us to recruit and retain a team able to lead a growth-oriented biopharmaceutical company; and

  •
  Motivate employees to achieve superior performance and deliver results above plan.

        Our compensation programs are designed to link our compensation plans to our corporate strategy and goals. For example, there are four primary strategic initiatives we consider when we make compensation program design decisions. These initiatives include: (i) driving sustainable long-term growth; (ii) progressively improving our financial performance; (iii) fostering an innovative and entrepreneurial corporate culture; and (iv) providing investment returns to our stockholders. We also consider other factors when designing our compensation programs, including compensation practices at appropriate benchmark companies, the competitiveness of our programs to the market, and regulatory, tax and accounting implications. We discuss each of these compensation design factors in more detail below.

        The Compensation Committee has determined that executive compensation practices should place a greater emphasis on corporate performance rather than individual performance. Accordingly, our executive compensation is designed to motivate executives by aligning a substantial portion of their compensation with the achievement of corporate goals which we discuss in greater detail below. In order to closely link executive officer compensation with the objectives listed above, we have designed an executive compensation program that balances guaranteed compensation and variable or success-based compensation. We believe this compensation program design effectively motivates executive officers to focus their efforts not simply on achieving the pre-determined stated objectives, but also on exceeding them.

        We do not believe our compensation policies and practices incentivize excessive risk taking by our executive officers. After thorough review with our outside compensation consultants, we establish compensation practices that provide what we believe is an appropriate level of incentive based compensation, in combination with non-incentive based compensation, to encourage our executive officers to act in the long-term best interests of the company and our stockholders. These practices include:

  •
  Awarding annual incentive bonuses based on a combination of short-term performance and long-term value creation goals such that annual bonuses are not determined by achievement of a single, short-term performance metric;

  •
  Capping potential annual incentive bonuses at a maximum payout to help prevent excessive risk taking;

  •
  Benchmarking annual incentive bonuses against an appropriate peer group of companies;

  •
  Establishing annual performance targets, particularly research and development performance targets, that are tied to long-term value creation for the company;

  •
  Establishing stock ownership guidelines for our executive officers and providing annual ESOP grants that generally must be held until termination of service to closely align executive officer interests with those of our stockholders;

  •
  Providing the Compensation Committee with full discretion in awarding annual bonus payments, regardless of bonus goal achievement, which affords the committee the opportunity to reduce payments if it determines excessive risk was taken to achieve bonus targets;

  •
  Granting equity incentives that generally vest over a four year period which provides incentives for our executive officers to act in the long-term best interests of the company; and

  •
  Periodic review throughout the fiscal year by the Compensation Committee of the company's progress toward achieving bonus goals and the impact of such progress on overall company performance.

Benchmarking

        We consider market pressures and compensation practices at a peer group of companies when we design executive compensation programs. As in prior years, in order to assess the competitiveness of our executive compensation practices, the Compensation Committee compared our 2009 executive officer compensation against the compensation provided to executives in comparable positions at 13 peer companies. This peer group was chosen in consultation with our compensation consultants who performed an independent review of potential peers based on their understanding of our industry and business. Accordingly, the peer group examined by the Compensation Committee includes biopharmaceutical and biotechnology companies that are comparable to us in size or business life-cycle stage and with whom we compete for talent. These companies are listed below:

Alexion Pharmaceuticals, Inc.	Myriad Genetics Laboratories and Pharmaceuticals
Biogen Idec	OSI Pharmaceuticals Inc.
Bio Marin Pharmaceutical Inc.	Regeneron Pharmaceuticals Inc.
Celgene Corp.	Sepracor Inc.
Cephalon, Inc.	United Therapeutics Corporation
Genzyme Corp.	Vertex Pharmaceuticals, Inc.
ImClone Systems, Inc.

        We obtain compensation data on our peer companies from the Compensation Committee's independent consultants, public filings and privately published compensation studies conducted by independent third parties which establishes our market reference point. We position our compensation program such that each element of compensation is paid at a level that places us in an approximate percentile of our comparative companies which we feel best helps us achieve our objectives. For our executive officers, we target base salaries and benefits such that they approach the 50th percentile of our market reference point. We target total cash compensation (base salary plus incentive bonus) so that they approach the 60th percentile of our market reference point and we target equity compensation to approach the 60th percentile. Actual compensation paid to individuals may vary from these targets at the Compensation Committee's discretion. The extent to which the Compensation Committee exercised its discretion in arriving at 2009 compensation levels is discussed in further detail below.

Elements of Compensation

        Our compensation program uses three primary elements of compensation (excluding benefits). First, we set base salaries at a level designed to attract and retain executives based on experience and an internal determination as to how critical the position is to our success and financial performance. Second, we design cash incentive bonuses to reward achieving and exceeding pre-determined corporate objectives and to support an environment in which executives are accountable for company performance. Finally, we provide equity incentives to encourage sustained long-term performance and create a culture of ownership and entrepreneurship. In addition to these three elements of compensation, we provide other benefits, such as health and life insurance, to our employees, including our executive officers, to promote their safety and security.

        The following discussion further describes the mix of compensation elements we pay to our executive officers and how we determine the amount of each element. We will also explain how each element of compensation fits into our overall compensation objectives and affects decisions regarding other elements of compensation. In assessing the total mix of compensation for our Named Executive Officers, the Compensation Committee reviews tally sheets which set forth total cash, equity and benefits paid to these individuals and compensation they would receive upon termination such as in connection with a change in control. The Compensation Committee uses tally sheets solely as a means of understanding compensation paid to our Named Executive Officers under various scenarios and does not use them to determine various elements of compensation. The committee's evaluation of tally sheets did not result in specific compensation awards in 2009 or modifications to the manner in which we implement our compensation program. This compensation discussion and analysis should be read together with the compensation tables that follow in this proxy statement.

Base Salary

        The amount of salary paid during 2009 to each of our Named Executive Officers is shown in the Summary Compensation Table below. We pay salaries to our executive officers primarily to provide a base-level of compensation to them in consideration of the services they perform for us. We recognize that our financial success and the achievement of our long-term objectives is largely dependent upon the experience, skills and efforts of our executive management and that the executive compensation we pay must be competitive with the compensation paid by other similarly situated companies in order to recruit and retain our executive management team. Based on our benchmarking practices, the amount of base salary we pay to our executive officers is targeted to approach the 50th percentile of our peer companies. Mr. Bradbury's salary is at the 25th percentile of our peer companies reflecting his relatively new role as our Chief Executive Officer. Rather than setting these targets at a higher level relative to our peers for the Named Executive Officers, the Compensation Committee chose these approximate targets in order to attract and retain our executive management team with an attractive salary while being able to offer greater levels of success-based compensation through our annual cash bonus plan and our equity incentive compensation plans consistent with the compensation philosophy described above. Although the Compensation Committee applies the same policies when determining the compensation of each Named Executive Officer, Mr. Bradbury's salary is set at a higher level than our other Named Executive Officers due to his higher level of responsibility and the higher compensation levels paid to the principle executive officers at peer companies.

        In addition to considering base salary levels at our peer companies, the Compensation Committee also determines executive base salary amounts on the basis of each executive's individual's level of responsibility and experience and upon an evaluation of the individual's contribution to our success. For example, the Compensation Committee approved a 2009 annual salary of $675,000 for Mr. Bradbury in connection with his service as our Chief Executive Officer. This amount was unchanged from Mr. Bradbury's 2008 annual salary in accordance with management's proposal that all senior management salaries remain unchanged from 2008 levels. In arriving at this amount, which is below the targeted 50th percentile of our peer companies, the Compensation Committee considered Mr. Bradbury's tenure with the company, relevant experience in the position, current market valuation practices and the need to offer a competitive base salary in order to retain him.

        The Compensation Committee set 2009 annual base salaries for other executive officers based on management's proposal not to raise 2009 salary amounts above 2008 amounts and after reviewing the individual's level of responsibility and experience with the Chief Executive Officer and after reviewing relevant base salary market data with the committee's independent consultants. Following this review, the committee approved annual base salaries in February 2009 for our other Named Executive Officers at a level slightly below the approximate 50th percentile target as follows: Mr. Foletta—$419,750; Dr. Kolterman—$440,000; Ms. Lloyd—$400,125; and Mr. Milahik—$375,000. In February 2010, the Compensation Committee again accepted management's proposal that all management salaries remain unchanged from 2008 and 2009 levels. Our Named Executive Officers' salaries levels continue to be slightly below the 50th percentile of our peer group.

Annual Cash Bonus

        We have established a cash bonus plan for executive officers under which we pay annual cash bonuses to executive officers depending on whether we achieve pre-established corporate goals that are related to company operational and financial performance. By using an appropriate amount of success-based compensation, we believe our bonus plan creates a direct link between executive compensation and our operational and financial performance and further motivates our executives to implement strategic initiatives in order to meet and exceed the pre-established corporate goals.

        At the beginning of each fiscal year, the Board establishes the operational and financial goals as part of the annual business planning process. Following the end of the year, the Board determines the extent to which these goals were attained or exceeded. Based upon this assessment, the Compensation Committee determines whether executive officers will be paid a cash bonus. If the Compensation Committee determines cash bonuses are to be paid, it awards each executive a cash bonus equal to the target bonus percentage multiplied by the percentage to which the corporate goals were attained or exceeded. To arrive at the cash amount of the bonus, the executive's salary earnings for the year are multiplied by the resulting bonus percentage. Target bonuses are expressed as a percentage of the executive's salary. The target bonuses for our 2009 Named Executive Officers are as follows: for our Chief Executive Officer the target percentage is one hundred percent; for the other four Named Executive Officers, each of whom is a Senior Vice President, the target percentage is fifty percent. The Compensation Committee retains full discretion to adjust cash bonuses as it deems appropriate.

        In order to closely align executive compensation with achievement of corporate goals, executive officer cash bonuses are based primarily upon the achievement of certain specified corporate goals. The corporate goals established by the Board of Directors for 2009 related to net product revenue, non-GAAP operating loss and progress in our research and development programs. The 2009 goals were chosen in order to provide an appropriate mix of short-term performance (net product revenues and non-GAAP operating loss) with long-term value creation (research and development/pipeline advancement) and were assigned the following weighting for purposes of quantifying their contribution to bonus payout:

Corporate Goal	Weight
Net Product Revenue	35%
Non-GAAP Operating Loss	25%
R&D/Pipeline Advancement	40%

        These goals were set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of our executive management team in order to receive a bonus payout. For example, net product revenue goals were set at $365 million for the first half of 2009 and $408 million for the second half. The non-GAAP operating loss target was set at $103 million and our research and development/pipeline targets involved submitting a new drug application for exenatide once weekly with the U.S. Food and

Drug Administration and completion of key clinical studies. For purposes of the bonus plan, non-GAAP operating loss was calculated by adjusting operating loss for the year ended December 31, 2009 as reported in our audited financial statements for restructuring charges and noncash items consisting of equity compensation, depreciation and amortization, and amortization of deferred revenue. Setting challenging but achievable goals for 2009 was consistent with our previous practice as evidenced by the fact that since 2001 we paid annual bonuses below target four times, including one year in which we did not pay a bonus and 2008 in which executive officers voluntarily waived their right to receive a bonus payout. During this same seven-year period we paid two annual bonuses at 100% of target and one annual bonus exceeding target when we met or exceeded all of our annual goals, including our product revenue goals.

        In February 2010, the Compensation Committee reviewed Amylin's 2009 actual bonus plan performance against the pre-established corporate goals. The 2009 bonus plan formula was structured so that if a minimum of 85% of product revenues goals for the full year was not met, bonuses would be capped at 100% of target in either half even if we exceeded the product revenue goal in either half. Based on a review of 2009 product revenue, the Compensation Committee determined that product revenue levels were sufficient to warrant payment of a bonus. The Compensation Committee then reviewed company performance across all other metrics and determined the bonus plan percentage multiplier would be 123%. This amount was determined as follows: we achieved slightly over 103% of our first half net product revenue target and slightly over 92% of our second half target for a total contribution to the bonus percentage of 33%. We exceeded our non-GAAP operating loss target by approximately $44 million resulting in a total contribution to the bonus percentage of 50%. Finally, we achieved all of our research and development goals for a total contribution to the bonus percentage of 40%. Accordingly, each Named Executive Officer's target bonus amount was multiplied by this percentage to determine the 2009 cash bonus amount. These amounts are shown in the Summary Compensation Table as non-equity incentive plan compensation.

        In February 2010, the Compensation Committee established challenging but achievable corporate goals for purposes of the 2010 bonus plan. The corporate goals for 2010 relate to product revenue, operating loss and research and development results. Our performance relative to these pre-established goals will be reviewed by the Compensation Committee and the Board in 2011 to determine whether executive cash bonuses will be earned in 2010.

Equity Incentive Compensation

        We provide equity incentive compensation to our executive officers through our 2009 Equity Incentive Plan, or 2009 EIP, our ESOP, our 2001 Employee Stock Purchase Plan, or 2001 ESPP, and, at the discretion of the Board, our 401(k) Plan. We use equity compensation so that our executives will be motivated as stakeholders to contribute to our long-term success. In addition, we grant stock options to our Named Executive Officers to reward them only when our stockholders' gain value. We believe that providing a significant amount of success-based equity compensation to our executives is important because it aligns the interests of our executive officers with those of our stockholders and provides executive officers an opportunity to participate in our growth. Further, our equity incentive awards typically contain four-year vesting provisions which provide a retention incentive to executive officers and employees. We have also granted options and restricted stock units with performance-based vesting. We consider all forms of equity when establishing grants to our Named Executive Officers as part of the regular annual option grant process.

  2009 Equity Incentive Plan

        Stock options granted under the 2009 EIP have an exercise price equal to the fair market value on the date of grant and have a term of 7 years, provided the recipient continues to provide services to Amylin. We measure fair market value as the closing price of our common stock on the NASDAQ

Stock Market on the date of grant. Our stock options generally vest over a period of four years, with vesting tied to continued employment. Because four years is a significant amount of time, we have structured our option grant vesting such that one-fourth of an option grant vests on the first anniversary date of the grant in order to provide a meaningful shorter-term value component. The remaining grant vests pro-rata on a monthly basis over the remaining three years of the vesting schedule in order to provide long-term retention value. The Compensation Committee has also granted performance-based options which vest only upon the achievement of certain corporate goals and expire and are forfeited if the performance goals are not achieved in the stipulated time frame.

        We typically grant stock options on a periodic basis to eligible employees, including our executive officers. The Compensation Committee determines grant levels to executives after considering the level of responsibility, experience and expected contributions of each executive, as well as peer group data. The committee also considers salary levels and other cash compensation consistent with our stated philosophy of using a considerable proportion of success-based compensation. We also target equity compensation to approach the 60th percentile of our peer group. In 2009, total equity compensation as determined by the valuation of the equity awards, including stock option grants, was set below this target amount for our Named Executive Officers. Generally, the Compensation Committee grants stock options to executive officers annually as part of the executive performance review process. The full grant date fair value of the options awarded to our Named Executive Officers is contained in the Summary Compensation Table.

        In determining the number of options granted to our Named Executive Officers, the Compensation Committee considered the equity compensation practices at our peer companies as reported by our outside compensation consultant and awarded options grants consistent with the equity compensation targets described above. The number and grant date fair value of all stock options granted to each of our Named Executive Officer in 2009 can be found in the Grants of Plan-Based Awards Table below. The Compensation Committee applies the same policies when determining the option grants awarded to each Named Executive Officer. Mr. Bradbury's option grant was set at a higher level than our other Named Executive Officers due to his higher level of responsibilities as our Chief Executive Officer and to keep his equity compensation more in line with equity compensation pay practices within peer group companies.

        Consistent with the equity incentive objectives described above, in March 2009, the Board granted options to purchase the following number of shares of our common stock to the Named Executive Officers: Mr. Bradbury: 200,000 shares; Mr. Foletta: 60,000 shares; Dr. Kolterman: 45,000 shares; and Ms. Lloyd: 55,000 shares. In February 2009, Mr. Mihalik received an option grant to purchase 60,000 shares in connection with commencement of his employment. The options are exercisable at a price equal to the closing price of our common stock on the date of grant. The options fully vest over four years with one-fourth of the option grant vesting on the first year anniversary of the grant date and in equal monthly installments for three years thereafter. The options have a term of seven years. The Compensation Committee also granted performance-based options to our Named Executive Officers in the following amounts: Mr. Bradbury: 200,000 shares; Mr. Foletta: 30,000 shares; Dr. Kolterman: 50,000 shares; Ms. Lloyd: 30,000 shares and Mr. Mihalik: 30,000 shares. Dr. Kolterman received a higher number of performance-based options (and a corresponding lower number of time-based options) due to his key role in connection with achieving the performance target. The options are exercisable at $9.02 per share, which is equal to the closing price of Amylin's common stock on the date of grant. The options have a term of 7 years and fully vest only if Amylin's drug candidate exenatide once weekly is approved for commercial use by year-end 2010. If this business objective is not attained by December 31, 2010, the options will be forfeited. The Committee granted these performance-based options because it feels that obtaining approval of exenatide once weekly within this time frame is a key strategic objective for the Company. The full grant date fair value of all options discussed above for each Named Executive Officer is shown in the Summary Compensation Table below.

        In February 2010, the Board granted options to purchase the following number of shares of our common stock to the Named Executive Officers: Mr. Bradbury: 250,000 shares; Mr. Foletta: 50,000 shares; Dr. Kolterman: 60,000 shares; Ms. Lloyd: 60,000 shares and Mr. Mihalik: 55,000 shares. The options fully vest over four years with one-fourth of the option grant vesting on the first year anniversary of the grant date and in equal monthly installments for three years thereafter. The options have a term of seven years. The options are exercisable at a price of $18.01 per share which is equal to the closing price of our common stock on the date of grant. The Compensation Committee also granted performance-based restricted stock units to our Named Executive Officers in the following amounts: Mr. Bradbury: 100,000 shares; Mr. Foletta: 15,000 shares; Dr. Kolterman: 15,000; Ms. Lloyd: 20,000 shares and Mr. Mihalik: 20,000 shares. These shares will fully vest if we achieve non-GAAP operating income, calculated in a similar manner as described above, for the full year 2011. If this business objective is not attained, the restricted shares will be forfeited. The Committee granted these performance-based restricted stock units because it feels achievement of this goal within this time frame to be an important strategic objective for the Company that would position the Company for future growth.

  Option Grant Practices

        After the end of the fiscal year, the Board or Compensation Committee approves, at its discretion, an annual option grant for certain employees, including executive officers, generally at the first regular committee meeting scheduled up to a year in advance. In 2009, annual option grants were approved for a large number of our employees, including our executive officers, at a regular pre-scheduled meeting held in March 2009. The exercise price for these options was based on the closing price of our common stock on the date the grant was approved. As is typical, our executive officers assist the Board and its committees in setting option grant dates only to the extent they assist the Board with scheduling these meetings. These meetings are scheduled independently of the release of material information about Amylin and our executive officers are otherwise not involved in setting option grant dates.

        Our newly hired executive officers, as well as all newly hired eligible employees, receive an option grant that is effective as of the tenth day of the month following the month in which they commenced employment. This results in a situation in which the effective date of the grant and the exercise price are established on a date following the date the Compensation Committee approved the executive officer's new-hire option grant. We grant these stock options as a recruitment incentive and so that officers and employees are motivated as owners on their first day of employment with us.

        Under the terms of our 2003 Non-employee Directors' Plan, our non-employee directors receive an automatic option grant upon joining our board and upon their re-election at our annual stockholder meeting. Options automatically granted under the plan have an exercise price equal to the closing price of our common stock on the date of grant. Therefore, future options granted to our directors pursuant to this plan will generally be granted on the date they initially join our Board or the date of our annual stockholder meeting and will have an exercise price equal to the closing price of our common stock on that date. We schedule the date of our annual stockholder meeting several months in advance and independent of the release of material information about Amylin.

  2001 Employee Stock Purchase Plan

        Our employees, including executive officers, are eligible to participate in our 2001 ESPP, which is a qualified plan approved by our stockholders. Under the 2001 ESPP, participants may elect to participate in offerings to purchase shares of our common stock using payroll deductions of up to fifteen percent of their eligible compensation, subject to a maximum of $25,000 per calendar year. Our Compensation Committee has approved a series of six-month offerings that will end on August 31, 2010. We expect to provide further offerings to employees after this date. At the end of each six month offering, the participants' accumulated payroll deductions are used to purchase shares of our common stock at a price equal to the lesser of (i) eighty-five percent of the fair market value of our common stock on the first day of the six-month offering or (ii) eighty-five percent of the fair market value of our common stock on the final day of the offering. We established this purchase price formula based on prevailing market practice and in order to provide an attractive purchase price to encourage participation in the plan and meaningful equity ownership among our employees.

        As with our other equity compensation, we established the 2001 ESPP to provide an additional opportunity for our employees to become stakeholders in our future financial success and to enable them to participate as stockholders in our growth. We believe that employees who own shares of our common stock will be motivated to exert maximum efforts to contribute to our success. We also established the 2001 ESPP as a means of creating incentive to retain the services of our current employees and to secure the services of new employees. To the extent executive officers choose to participate in this plan, such participation is consistent with our objective of creating a significant portion of success-based compensation for our executives.

  Employee Stock Ownership Plan (ESOP)

        Our employees, including our executive officers, are eligible to participate in our ESOP, which is a qualified plan that was approved by our Board of Directors in 2007. Under the terms of the ESOP, we make annual contributions of shares of our common stock valued at 10% of an employee's prior year eligible compensation to the employee's account subject to annual statutory limits for qualified benefit plans. The number of shares each employee receives is based on the fair market value of our common stock on the contribution date. Employees become fully vested on a pro-rata annual basis within four years of participation in the ESOP and generally receive the common shares when they terminate employment with us or become eligible to diversify out of stock into other investment options within the plan. We adopted the ESOP to continue providing long-term equity compensation to many of our employees in lieu of traditional stock option grant levels and as a vehicle to assist employees in preparing for their retirement and to further align our employees' interests with those of our stockholders. The contribution level was chosen to provide meaningful long-term equity ownership in the company. In addition, the four-year vesting schedule is designed to encourage employees and executive officers to remain employed by us. The value of the common stock contributed to the ESOP accounts of each of our Named Executive Officers is included in the Summary Compensation Table and is accompanied by an explanatory footnote to that table.

  401(k) Plan

        All of our employees, including our executive officers, are generally eligible to participate in our 401(k) plan. Since 1997, our Board has approved a discretionary 401(k) matching contribution in common stock for all 401(k) plan participants. Employees have the ability to diversify their holdings out of our common stock at any time. Matching contributions vest pro rata over the first four years of the participant's employment with us. Our Board approved a matching contribution for 2009 equal to fifty percent of the first six percent of eligible earnings each participant contributed to the plan.

        Our equity based matching contribution to our employee 401(k) plan is intended to provide an incentive for our employees to save on a tax-advantaged basis for their retirement. By providing this matching contribution, we also hope to further align our employees' interests with those of our stockholders by encouraging stock ownership. In addition to using the 401(k) matching contribution as a new hire recruitment incentive, the four-year vesting schedule is designed to encourage employees and executive officers to remain employed by us. Finally, providing a 401(k) match in shares of our common stock, rather than a matching cash contribution, is consistent with our objective of providing a significant amount of success-based compensation to our executive officers and further aligning their interests with those of our stockholders. The value of common stock contributed in 2009 to the 401(k)

plans of each of our Named Executive Officers is included in the Summary Compensation Table and is accompanied by an explanatory footnote to that table.

Other Elements of Compensation

Deferred Compensation Plan

        We maintain a Non-Qualified Deferred Compensation Plan, which we refer to as our 2001 Deferred Compensation Plan, which allows executives to defer receipt of portions of their salary and/or cash bonus into bookkeeping accounts that permits the executives to select from a range of phantom investment alternatives that mirror the gains and/or losses of several different investment funds. Under the terms of the plan, in 2009 employee participants were permitted to defer up to 80% of their salary and up to 80% of their annual cash bonus until termination of employment, a specified date, or a change in control of the company as elected by the participant at the time of deferral. We are not required to make any contributions to the 2001 Deferred Compensation Plan, nor do we fund the plan. Participants have an unsecured contractual commitment by the company to pay the amount due under the plan, which remains subject to the claims of our general creditors. When such payments are due, cash will be distributed from our general assets.

        Earnings for each of our Named Executive Officers under our Deferred Compensation Plan are shown in the Nonqualified Deferred Compensation Table below. The table also shows the amount of each officer's contributions during 2009, as well as the ending balance of each account as of December 31, 2009.

Perquisites and Certain Benefits

        All of our employees, including our executive officers, automatically receive a cash payout for accrued and unused vacation time in excess of 240 hours. All cash compensation paid to our Named Executive Officers in 2009 in lieu of accrued vacation is disclosed in the Summary Compensation Table and is accompanied by an explanatory footnote to that table.

        Ms. Lloyd joined us in February 2007 and Mr. Mihalik joined us in January 2009. Relocating to San Diego can involve considerable expense and, in order to incentivize employees to move to San Diego, we have found it necessary to institute a relocation policy which provides for reimbursement of relocation expenses and tax assistance for such expenses that relocating employees would not otherwise incur. Accordingly, in order to provide proper incentive for Ms. Lloyd and Mr. Mihalik to relocate to San Diego, we reimbursed them for certain relocation expenses including tax assistance to help offset the financial burden associated with their relocations. These reimbursed relocation expenses and tax gross ups are disclosed in the Summary Compensation Table and are accompanied by an explanatory footnote to that table. We generally do not provide tax gross ups for other types of benefits provided to executive officers.

        As with all our employees, we pay the premiums for term life insurance offered to our executive officers as part of the benefit package we offer. The amount of insurance premium we paid in 2009 on behalf of each of our Named Executive Officers is disclosed in the Summary Compensation Table and is accompanied by an explanatory footnote to that table.

Change In Control and Severance Payments

        Under the terms of our Amended and Restated Officer Change in Control Severance Benefit Plan, or the Change in Control Plan, each of our officers is entitled to receive severance payments and other benefits if his or her employment is terminated for certain reasons, or covered terminations, during the period beginning ninety days prior to and ending 13 months following the effective date of a change in control of the company. The Change in Control Plan provides that covered terminations include voluntary resignations as a result of a material reduction in base salary and a material diminution of the officer's authority, duties and responsibilities which, in the case of our chief executive officer, includes no longer reporting directly to our board of directors or the board of directors of a successor company and in the case of our chief financial officer, includes the occurrence of a material diminution in the authority, duties or responsibilities of the supervisor to whom the chief financial officer is required to report.

        The Change in Control Plan provides salary continuation benefits upon a covered termination as follows: (i) chief executive officer and/or president: 36 months; (ii) other executive officers: 24 months; and (iii) non-executive officers: 18 months. The plan provides for lump sum bonus payments for officers equal to a specified percentage of their then-current annual target bonus as follows: (i) chief executive officer and/or president: 300%; (ii) other executive officers: 200%; and (iii) non-executive officers: 100%. Under the plan, officers would also receive a lump sum reimbursement for 18 months of medical and dental COBRA payments. The amounts provided under the amended plan were determined based on the Compensation Committee's review of competitive market data and, in keeping with our overall compensation objective of attracting and retaining top talent, the committee's assessment of amounts required to provide sufficient incentive to attract and retain qualified management personnel. Potential payments under this plan did not affect and were not affected by decisions made with respect to compensation paid in 2009 to our Named Executive Officers.

        In the event that payments made under the Change in Control Plan would be considered "parachute payments" subject to excise taxes under Section 280G of the Internal Revenue Code, an executive officer will have the option of receiving the total amount of such payment and be subject to all applicable taxation including the excise tax or a lesser payment to provide the most favorable after-tax benefit under the plan. We will not pay any "gross up" or additional amount to such executive to offset the impact of such excise tax.

        Mr. Bradbury became our Chief Executive Officer in March 2007. In connection with his promotion to this position we entered into an employment agreement with Mr. Bradbury under which we will pay him severance benefits in certain circumstances. The benefits include a payment of 12 months base salary and target bonus and continued company benefits for 12 months following such termination. We agreed to pay Mr. Bradbury these severance benefits to provide adequate incentive to him to assume the responsibilities as our Chief Executive Officer.

Stock Ownership Guidelines

        Our Board has adopted stock ownership guidelines that are applicable to each of our directors and officers. Members of our Board are required to own shares of our stock with a value equal to three times their annual retainer fee. Our officers are required to own shares of our common stock with a value equal to a specific multiple of such officer's base salary as indicated in the table below. Directors and officers are required to meet these guidelines within five years of becoming subject to them.

Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	4x
Senior Vice President and above	2x
Vice President	1x

Accounting and Tax Considerations

        Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four most highly compensation officers. Performance based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation programs, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). While our stock options are intended to qualify as "performance based compensation" (as defined by the Code), amounts paid under our other compensation programs may not qualify.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of Amylin under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with members of management and, based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the annual report on Form 10-K for the fiscal year ended December 31, 2009.

The Compensation and Human Resources Committee

Adrian Adams, Chair
Teresa Beck
Karin Eastham

 Summary Compensation Table

        The following table sets forth in summary form information concerning the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers during the fiscal year ended December 31, 2009, who were serving as executive officers as of December 31, 2009. We refer to these individuals collectively as our Named Executive Officers.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(4)	Non equity incentive plan compensation ($)(5)	All other Compensation ($)(6)		Total ($)
Daniel M. Bradbury	2009	662,019	—	31,850	2,201,880	814,280	726		3,710,755
President and Chief	2008	655,769	—	29,900	2,812,315	-0-	39,602	(7)	3,537,586
Executive Officer	2007	559,288	—	29,250	7,819,875	192,950	33,899	(7)	8,635,262
Mark G. Foletta	2009	411,678	—	31,850	495,423	253,180	16,870	(8)	1,209,001
Senior Vice President,	2008	409,221	—	29,900	715,862	-0-	16,804	(8)	1,171,787
Finance, Chief Financial	2007	355,385	—	29,250	1,216,425	61,300	7,745	(8)	1,670,105
Officer
Orville G. Kolterman, M.D.	2009	431,539	—	31,850	522,947	265,400	26,110	(9)	1,277,846
Senior Vice President,	2008	432,308	—	29,900	664,729	-0-	9,122	(9)	1,136,059
Research & Development	2007	395,265	—	29,250	1,216,425	68,180	726		1,703,466
Marcea Bland Lloyd	2009	392,435	50,000	31,850	467,900	241,350	118,111	(10)	1,301,646
Senior Vice President,	2008	395,297	75,000	29,900	562,463	-0-	355,570	(10)	1,418,230
Corporate and	2007	336,058	125,000	28,544	980,580	57,970	79,535	(10)	1,607,687
Government Affairs, and
General Counsel
Vincent P. Mihalik(11)	2009	333,173	25,000	31,850	703,233	204,900	160,464	(12)	1,458,620
Senior Vice President,	2008	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Sales and Marketing, and	2007	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Chief Commercial Officer

(1)
Salary amounts deferred under our 2001 Deferred Compensation Plan are shown in the footnotes to the Nonqualified Deferred Compensation Table.

(2)
Amounts shown in this column represent sign-on bonuses paid in the years indicated.

(3)
Amounts shown in this column are the aggregate grant date fair value of stock awards granted during the year indicated calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for stock-based compensation, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption "Accounting for Stock-based Compensation." Amounts shown in this column consist of discretionary matching contributions we made in the form of our common stock under our 401(k) plan and mandatory contributions we made in the form of our common stock under our ESOP.

In 2009, 2008 and 2007, we made discretionary matching contributions in form of shares of our common stock under our 401(k) plan equal to 50% of the first 6% of eligible earnings contributed to the plan, subject to statutory limitations. The maximum amount of earnings eligible for matching contributions was $16,500 in 2009, $15,500 in 2008 and $15,000 in 2007. The total amount of compensation deferred under our 401(k) plan for each Named Executive Officer in 2009, 2008 and 2007 is set forth in the table below:

Name	2009($)	2008($)	2007($)
Daniel M. Bradbury	16,500	15,500	15,000
Mark G. Foletta	16,500	15,500	15,000
Orville G. Kolterman, M.D.	22,000	20,500	20,000
Marcea Bland Lloyd	22,000	20,500	12,088
Vincent P. Mihalik	16,500	n/a	n/a

  In 2007, our Board adopted our ESOP, under which we make mandatory annual contributions to eligible employees equal to 10% of eligible compensation, subject to statutory limitations. The amounts shown in this column represent the total number of shares received by the Named Executive Officers for the fiscal year under our 401(k) plan and our ESOP multiplied by the fair market value of our common stock on the appropriate date of determination. The dates of determination (and fair market values per share) for the 2009, 2008 and 2007 401(k) matching contribution were February 1, 2010 ($17.83 per share), February 2, 2009 ($11.80 per share) and December 31, 2007 ($37.00 per share), respectively. The date of determination (and fair market value per share) for the 2009, 2008 and 2007 ESOP contribution were February 2, 2010 ($18.01 per share), March 4, 2009 ($9.02 per share) and March 4, 2008 ($24.87 per share), respectively. The total number of shares received by each of our Named Executive Officers for 2009, 2008 and 2007 under our 401(k) plan and ESOP are set forth in the table below (amounts shown in this table have been rounded to whole share amounts):

NAME	YEAR	401(k)	ESOP
Daniel M. Bradbury	2009	412	1,360
	2008	585	2,550
	2007	182	905
Mark G. Foletta	2009	412	1,360
	2008	585	2,550
	2007	182	905
Orville G. Kolterman, M.D.	2009	412	1,360
	2008	585	2,550
	2007	182	905
Marcea Bland Lloyd	2009	412	1,360
	2008	585	2,550
	2007	163	905
Vincent P. Mihalik	2009	412	1,360
	2008	n/a	n/a
	2007	n/a	n/a
(4)
Amounts shown in this column are the aggregate grant date fair value of option awards granted during the year indicated calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for stock-based compensation, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption "Accounting for Stock-based Compensation."

(5)
Amounts listed in this column were awarded for corporate performance in the relevant fiscal year but were paid in March of the following fiscal year. In 2008, each of our then-serving Named Executive Officers voluntarily waived any right to a bonus payment. Amounts deferred under our 2001 Deferred Compensation Plan are shown in the footnotes to the Nonqualified Deferred Compensation Table below.

(6)
Except where otherwise noted, amounts shown in this column for 2009, 2008 and 2007 include $726, $660 and $726, respectively, in term life insurance premiums we paid for each Named Executive Officer.

(7)
In addition to the amount described in footnote 6 above, included in "all other compensation" for Mr. Bradbury are the sums of $38,942 and $33,173 representing compensation received in lieu of accrued vacation for 2008 and 2007, respectively.

(8)
In addition to the amount described in footnote 6 above, included in "all other compensation" for Mr. Foletta are the sums of $16,144, $16,144 and $7,019, representing compensation received in lieu of accrued vacation for 2009, 2008 and 2007, respectively.

(9)
In addition to the amount described in footnote 6 above, included in "all other compensation" for Dr. Kolterman are the sums of $25,384 and $8,462, representing compensation received in lieu of accrued vacation for 2009 and 2008, respectively.

(10)
In addition to the amount described in footnote 6 above, included in "all other compensation" for Ms. Lloyd in 2009 is the sum of $117,385 representing taxable relocation reimbursements, including tax gross ups of $51,004. Included in "all other compensation" for Ms. Lloyd in 2008 are the sums of $26,154 representing relocation assistance and $328,756 representing taxable relocation expense reimbursements, including tax gross ups of $143,831. Included in "all other compensation" for Ms. Lloyd in 2007 are the sums of $4,500 representing relocation assistance and $74,310 representing taxable relocation expense reimbursements, including tax gross ups of $24,113.

(11)
Mr. Mihalik joined the Company in 2009.

(12)
Included in "all other compensation" for Mr. Mihalik in 2009 are the sums of $696 representing term life insurance premiums we paid for Mr. Mihalik, $26,525 representing relocation assistance and $133,243 representing taxable relocation expense reimbursements, including tax gross ups of $66,751.

Employment Agreements and Arrangements

        With the exception of Mr. Bradbury, with whom we have a written employment agreement, we maintain oral at-will employment relationships with each of our currently serving Named Executive Officers: Mark G. Foletta, Orville G. Kolterman, M.D., Marcea Bland Lloyd and Vincent P. Mihalik. Each of these executive officers receives our normal and customary employment benefits, generally on the same terms as all of our employees. The benefits include the right to (i) participate in our 401(k) Plan and our 2001 ESPP, and (ii) receive stock option grants and other equity awards under our 2009 EIP, stock grants under our ESOP and cash bonuses under our cash bonus plan. Each of our Named Executive Officers is also eligible, along with all of our employees holding the title of vice-president and above, to participate in our 2001 Deferred Compensation Plan and the Change in Control Plan. The benefits payable to our Named Executive Officers under our Change in Control Plan are more fully described below under the heading "Potential Payments upon Termination or Change in Control". We also have customary indemnification agreements with our officers, including our Named Executive Officers.

        On March 7, 2007, we entered into an employment agreement with Daniel M. Bradbury in connection with his appointment as President and Chief Executive Officer. Pursuant to the agreement, Mr. Bradbury is paid an annual cash salary and is eligible to participate in our annual cash bonus plan, with a target bonus equal to one hundred percent of his base salary. At the time we entered into this agreement with Mr. Bradbury, we granted him a one-time only option to purchase 450,000 shares of our common stock under our 2001 Equity Incentive Plan, or 2001 EIP. The option vests over four years from the date of grant. The agreement also provides that Mr. Bradbury will be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to our executive or key management employees and in the event of termination of employment without cause, Mr. Bradbury will be entitled to severance benefits including a payment equal to 12 month's base salary and target bonus and continued company benefits for 12 months following such termination.

        Additional discussion of the amounts listed in the Summary Compensation Table and an explanation of the amount of salary and incentive bonus paid to our Named Executive Officers in 2009 in proportion to total compensation can be found in the Compensation Discussion and Analysis in this proxy statement.

Grants of Plan-Based Awards For 2009

        The following table provides information regarding each grant awarded to our Named Executive Officer for the fiscal year ended December 31, 2009.

											All other stock awards: number of shares of stock or units (#)(3)
												All other option awards: number of securities underlying options (#)
					Estimated possible payouts under non-equity incentive plan awards(1)			Estimated possible payouts under equity incentive plan awards(2)					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(4)
			Date of Board action granting award
Name	Grant date				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel M. Bradbury					-0-	662,020	1,059,230
	3/04/2009											200,000	9.02	1,100,940
	3/04/2009							0	200,000	200,000			9.02	1,100,940	(5)
	2/01/2010	(6)	11/17/2009								412			7,350
	12/31/2009	(7)	12/5/2007	(8)							1,360			24,500
Mark G. Foletta					-0-	205,840	329,340
	3/04/2009											60,000	9.02	330,282
	3/04/2009							0	30,000	30,000			9.02	165,141	(5)
	2/01/2010	(6)	11/17/2009								412			7,350
	12/31/2009	(7)	12/5/2007	(8)							1,360			24,500
Orville G. Kolterman, M.D.					-0-	215,770	345,230
	3/04/2009											45,000	9.02	247,712
	3/04/2009							0	50,000	50,000			9.02	275,235	(5)
	2/01/2010	(6)	11/17/2009								412			7,350
	12/31/2009	(7)	12/5/2007	(8)							1,360			24,500
Marcea Bland Lloyd					-0-	196,220	313,950
	3/04/2009											55,000	9.02	302,759
	3/04/2009							0	30,000	30,000			9.02	165,141	(5)
	2/01/2010	(6)	11/17/2009								412			7,350
	12/31/2009	(7)	12/5/2007	(8)							1,360			24,500
Vincent P. Mihalik					-0-	166,587	266,540
	2/10/2009		1/7/2009									60,000	13.05	538,092
	3/04/2009							0	30,000	30,000			9.02	165,141	(5)
	2/01/2010	(6)	11/17/2009								412			7,350
	12/31/2009	(7)	12/5/2007	(8)							1,360			24,500

(1)
The amounts shown in these columns represent the threshold, target and maximum payout levels under our annual bonus plan for 2009 performance. The potential payouts for Named Executive Officers are one hundred percent performance driven.

(2)
The amounts shown in these columns represent the threshold, target and maximum vesting levels of these performance-based options. These option grants will vest in full if the performance metric is achieved and will expire and be completely forfeited if the performance metric is not achieved.

(3)
Amounts shown in this column have been rounded to whole share amounts.

(4)
Unless otherwise noted, amounts pertaining to option awards listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions for stock-based compensation, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption "Accounting for Stock-based Compensation."

(5)
This amount represents the grant date fair value of this performance-based option award calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for stock-based compensation, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption "Accounting for Stock-based Compensation."

(6)
These shares were granted under our 401(k) plan.

(7)
These shares were granted under our ESOP.

(8)
Represents the date upon which the Board approved our ESOP.

        The option award grants listed above were granted pursuant to the terms of our 2001 EIP. The options were granted at an exercise price equal to the closing price of shares of our common stock on the NASDAQ Stock Market on the date of grant shown above. The options listed above generally fully vest on the fourth anniversary of the date of grant with one-fourth of the option vesting on the first anniversary of the date of grant and in equal monthly installments for three years thereafter. These options expire seven years from the date of grant. A portion of the March 4, 2009 option grants listed above have a performance-based vesting component such that they will only vest if exenatide once weekly is approved by December 31, 2010. If this performance metric is not achieved, these option grants will expire and will be forfeited as follows: Mr. Bradbury: 200,000 shares; Mr. Foletta: 30,000 shares; Mr. Kolterman: 50,000 shares; Ms. Lloyd: 30,000 shares; and Mr. Mihalik: 30,000 shares. Additional narrative discussion of our 2009 option grants and our option grant practices can be found in the Compensation Discussion and Analysis of this proxy statement.

        In November 2009, the Compensation Committee approved a matching award in the form of shares of our common stock to employees equal to 50% of up to the first six percent of eligible earnings contributed to their individual 401(k) accounts. In order to allow for all potential 401(k) contributions through the end of 2009, the stock award was granted on February 1, 2010 and valued using of the closing price of our common stock on that date of $17.83 per share. Under the terms of our 401(k) plan, matching stock awards vest in equal annual installments over four years from the employee's start date. Additional narrative discussion of our 2009 401(k) matching stock grant practices can be found in the Compensation Discussion and Analysis of this proxy statement.

        In December 2007, the Board established the ESOP which provides for annual mandatory stock awards to eligible employees equal to 10% of their eligible plan year income up to qualified plan limits. Employees generally earn the right to receive the stock awards if they are employed by us on December 31st of each plan year. The number of shares received by each of our Named Executive Officers for the 2009 plan year was determined by dividing 10% of eligible 2009 compensation by the closing price of our common stock on February 2, 2010 of $18.01 per share. Under the terms of the ESOP, all stock awards received under the ESOP vest in equal annual installments over four years from the employee's participation in the plan. Additional narrative discussion of the annual ESOP stock award can be found in the Compensation Discussion and Analysis of this proxy statement.

 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information regarding outstanding equity awards granted under our 1991 Stock Option Plan and our 2001 EIP held by our Named Executive Officers and unvested stock awards under our ESOP and 401(k) plan as of December 31, 2009.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(2)	Option exercise price ($)	Option expiration date		Number of shares of stock that have not vested (#)(3)		Market value of shares of stock that have not vested ($)(4)
Daniel M. Bradbury	47,606	—		14.281	2/22/10		1,204		17,085
	5,000	—		9.625	11/17/10
	25,000	—		11.125	3/08/11
	45,000	—		5.73	10/04/11
	36,000	—		11.95	8/02/12
	100,000	—		18.85	5/12/13
	100,000	—		22.60	5/04/14
	110,000	—		16.54	5/25/15
	107,500	12,500		41.34	5/16/16
	26,250	3,750		47.73	6/02/16
	309,375	140,625		36.90	3/07/2017
	120,313	154,687		24.87	3/04/2015
	—	200,000		9.02	3/04/2016
			200,000	9.02	12/31/2010	(5)
Mark G. Foletta	638	—		13.25	4/06/10		1,204		17,085
	32,083	—		18.85	5/12/13
	40,000	—		22.60	5/04/14
	40,000	—		16.54	5/25/15
	44,792	5,208		41.34	5/16/16
	48,125	21,875		36.90	3/07/2017
	30,625	39,375		24.87	3/04/2015
	—	60,000		9.02	3/04/2016
			30,000	9.02	12/31/2010	(5)
Orville G. Kolterman, M.D.	25,000	—		14.281	2/22/10		1,204		17,085
	2,900	—		9.625	11/17/10
	16,600	—		11.125	3/08/11
	20,000	—		5.73	10/04/11
	20,300	—		11.95	8/02/12
	65,000	—		18.85	5/12/13
	65,000	—		22.60	5/04/14
	65,000	—		16.54	5/25/15
	49,271	5,729		41.34	5/16/16
	48,125	21,875		36.90	3/07/2017
	28,438	36,562		24.87	3/04/2015
	—	45,000		9.02	3/04/2016
			50,000	9.02	12/31/2010	(5)
Marcea Bland Lloyd	35,417	27,083		41.27	2/07/2017		2,407		34,155
	24,063	30,937		24.87	3/04/2015		580	(6)	8,230
	—	55,000		9.02	3/04/2016
			30,000	9.02	12/31/2010	(5)
Vincent P. Mihalik	—	60,000		13.05	2/10/2016		1,360		19,298
	—		30,000	9.02	12/31/2010	(5)	412	(6)	5,846

(1)
Unvested options appearing in this column were granted under our 2001 EIP. One-fourth of the option grant vests on the first anniversary of the grant date. Following the first anniversary of the grant date, the remaining options vest pro-rata on a monthly basis and become fully-vested on the fourth anniversary of the grant date.

(2)
Unvested options appearing in this column were granted under our 2001 EIP and have a performance-based vesting component such that they will only vest if exenatide once weekly is approved by December 31, 2010. If this performance metric is not achieved, these option grants will expire and will be forfeited.

(3)
Except where otherwise noted, the number of unvested shares of common stock appearing in this column represents unvested shares of common stock granted under our ESOP. Amounts shown in this column have been rounded to whole share amounts. Shares granted under our ESOP vest in one-fourth increments for each year of participation in the ESOP with all shares becoming fully vested upon completion of four years of participation in the plan. Shares granted under our 401(k) plan vest in one-fourth increments for each year of employment with the company with all 401(k) matching shares becoming fully vested on the fourth anniversary date of employment.

(4)
Values in this column are based upon the closing price of our common stock of $14.19 on the NASDAQ Stock Market on December 31, 2009.

(5)
These options have a performance-based vesting component such that they will only vest if exenatide once weekly is approved by December 31, 2010. If this performance metric is not achieved, these options will expire and will be forfeited on the date indicated.

(6)
Represents the total number of unvested company matching shares granted to the Named Executive Officer pursuant to our 401(k) plan.

Option Exercises and Stock Vested Table

        The following table contains information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options, and all stock awards vested and the value realized pursuant to the vesting of stock awards, by each of our Named Executive Officers during the year ended December 31, 2009.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)		Value realized on vesting ($)(2)
Daniel M. Bradbury	—	—	2,296		32,580
Mark G. Foletta	—	—	2,296		32,580
Orville G. Kolterman, M.D.	16,344	147,733	2,296		32,580
Marcea Bland Lloyd	—	—	1,937	(3)	27,286	(4)
Vince P. Mihalik	—	—	—		—

(1)
Unless otherwise noted, represents 412 shares that were vested immediately upon grant pursuant to the terms of our 401(k) plan and 1,884 shares that vested pursuant to the terms of our ESOP. 401(k) matching shares vest in four equal annual installments on the anniversary of the Named Executive Officer's employment start date. After the fourth anniversary of the employment start date, all matching shares granted under the 401(k) plan are vested immediately on the date of grant. All shares granted under the ESOP vest in one-fourth increments upon completion of 12 consecutive months of employment measured from the later of the January 1, 2007 effective date of the ESOP or the Named Executive Officer's employment start date until all ESOP shares are fully vested upon completion of four years as a participant in the ESOP.

(2)
Unless otherwise noted, based upon the closing price of our common stock of $14.19 on the NASDAQ Stock Market on the December 31, 2009 vesting date.

(3)
Represents 41 shares that vested on the second anniversary of Ms. Lloyd's employment start date and 352 shares that Ms. Lloyd became entitled to on December 31, 2009 and vested immediately upon the February 1, 2010 grant date pursuant to the terms of our 401(k) plan. Also represents 1,544 shares that vested in 2009 pursuant to the terms of our ESOP.

(4)
Based upon the closing price of our common stock on the NASDAQ Stock Market of $13.44 on February 6, 2009, the last trading price immediately prior to the February 7, 2009 vesting date,

  with respect to 267 shares and $14.19 on the December 31, 2009 vesting date with respect to 1,670 shares.

Nonqualified Deferred Compensation Table

        The following table contains information regarding our Named Executive Officer's participation in our 2001 Deferred Compensation Plan for the year ended December 31, 2009.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Daniel M. Bradbury	264,808	193,253	—	1,523,654
Mark G. Foletta	20,584	70,328	—	293,034
Orville G. Kolterman, M.D.	43,153	139,135	—	669,974
Marcea Bland Lloyd	196,217	89,648	—	677,402
Vincent P. Mihalik	—	—	—	—

(1)
All of the contribution amounts contained in this column are reported in the Summary Compensation Table as "Salary" compensation.

(2)
The aggregate earnings amounts contained in this column have not been reported in the Summary Compensation Table because none of our Named Executive Officers received above market or preferential earnings from their deferred compensation accounts.

(3)
None of our Named Executive Officers received distributions from their deferred compensation accounts in 2009.

(4)
Amounts shown in this column include deferred compensation that was included in our Summary Compensation Tables for years prior to 2009 as follows: Mr. Bradbury: $1,097,557; Mr. Foletta: $138,591; Dr. Kolterman: $635,542; and Ms. Lloyd: $342,849.

        Our 2001 Deferred Compensation Plan is an unfunded plan designed for the purpose of providing deferred compensation to our directors and highly compensated executives. The plan allows executives to elect on an annual basis to defer receipt of portions of their salary and/or cash bonus into bookkeeping accounts with phantom investment alternatives that mirror the gains and/or losses of several different investment funds. The bookkeeping accounts are adjusted to reflect investment results resulting from fluctuations in the market value of the phantom investments. Participants may change their selected phantom investment alternatives at any time. The amounts reported in the aggregate earnings column above reflect any unrealized gains and losses, based on the increases or decreases in market value of investment funds for 2009 and realized gains, which represents interest earned during 2009 on deferred compensation.

        Under the terms of the plan, in 2009 executive participants were permitted to defer up to 80% of their salary and up to 80% of their annual cash bonus. Elections must be made by December 31st of each year to defer salary compensation that will be earned during the following year, and are irrevocable after that date. Elections to defer bonus compensation must be made no later than six months prior to the end of calendar year, which is the applicable performance period to which the bonus relates, in accordance with applicable tax compliance requirements.

        Executive participants may elect to receive a distribution of their account balance either in a lump sum or annual installments of up to 15 years, and may elect to commence payment either upon termination of employment, or a date specified by the executive at the time of initial deferral. Executives may also elect at the time of deferral to receive payment of their account balance in the event of a change of control of the company. Any changes in the executive's distribution election are permitted only if made in accordance with applicable tax compliance requirements governing nonqualified deferred compensation plans. Any payments made to executives upon termination of employment will be delayed six months if required by applicable tax compliance requirements. Notwithstanding the executive's election, for distributions made upon a termination of employment, annual installment payments are permitted under the plan only if at the time of termination the executive has attained age 65, or age 55 with 5 years of service with the company, or the termination is due to the executive's death or disability. Executives may be entitled to receive earlier payments of their account balances through certain unforeseeable emergency withdrawals.

        Amounts deferred by the executives are not subject to income tax until payment, but are subject to the Federal Insurance Contributions Act tax at the time of deferral. We are not required to make any contributions to the 2001 Deferred Compensation Plan, nor do we fund the plan. Participants have an unsecured contractual commitment by the company to pay the amount due under the plan. When such payments are due, cash will be distributed from our general assets.

Pension Benefits

        We have no pension plans.

Potential Payments Upon Termination or Change In Control

Termination

  Employment Agreement Provisions

        Other than Mr. Bradbury, we have not entered into employment agreements with any of our Named Executive Officers. Mr. Bradbury has served as our President and Chief Executive Officer since March 1, 2007. On March 7, 2007, we entered into an employment agreement with Mr. Bradbury effective upon his promotion to that position. Mr. Bradbury's employment is "at-will", and his employment agreement can be terminated by us or by him at any time. Under the terms of his employment agreement, if Mr. Bradbury is terminated by us without cause or if he resigns for good reason, he will be entitled to severance benefits including a payment of 12 months base salary and target bonus, and continued company benefits for 12 months following such termination. Mr. Bradbury's employment agreement also provides that if his employment terminates for any reason other than by us without cause or by him for good reason, he will be entitled to base salary and accrued and unused vacation benefits earned through the date of such termination at the rate in effect at that time.

  Equity Awards

        Under the provisions of our 1991 Stock Option Plan, our 2001 EIP and our 2009 EIP, vested options, including those held by our Named Executive Officers, remain exercisable for a period of 90 days or 3 months, respectively, following termination of services to Amylin other than for death or disability if the option does not otherwise expire during that period. If services to Amylin are terminated as a result of death or disability, vested options granted under the 1991 Stock Option Plan, the 2001 EIP and the 2009 EIP remain exercisable for a period of 12 months following such termination if the option does not otherwise expire during the 12-month period. For options granted after May 2003, optionees, including our Named Executive Officers, who retire at the age of 55 or older and who have provided five or more years of continuous service to Amylin at the date of retirement have the earlier of five years following their retirement or the option's expiration date to exercise their option.

  Deferred Compensation

        Our Named Executive Officers participate in our 2001 Deferred Compensation Plan which permits the deferral of a portion of their compensation as described in the narrative description following the Nonqualified Deferred Compensation Table above. The last column in the Nonqualified Deferred Compensation Table above reports each Named Executive Officer's aggregate plan balance as of December 31, 2009. At the time of deferral the Named Executive Officers may elect to receive a distribution of their deferred compensation account balance upon termination of employment, a specified date, and/or a change in control of the company. The Named Executive Officers may elect to receive a distribution of their account balance either in the form of a lump sum or annual installments payments of up to 15 years, and may elect a different form of distribution upon a change in control than that elected for other distribution events. Notwithstanding the executive's election, for distributions made upon a termination of employment, annual installment payments are permitted under the plan only if at the time of termination the executive has attained age 65, or age 55 with 5 years of service with the company, or the termination is due to the executive's death or disability. Executives may be entitled to receive earlier payments of their account balances through certain unforeseeable emergency withdrawals.

Change In Control

        In August 2007, the Compensation Committee approved amendments to the Change in Control Plan which was originally adopted in February 2001. Under the amended plan, each of our officers, including our Named Executive Officers, is entitled to receive severance payments and other benefits if his or her employment is terminated for certain reasons, or covered terminations, during the period beginning ninety days prior to and ending 13 months following the effective date of a change in control of Amylin. The amended plan clarifies that covered terminations include voluntary resignations as a result of a material reduction in base salary and a material diminution of the officer's authority, duties and responsibilities which, in the case of our chief executive officer, includes no longer reporting directly to our board of directors or the board of directors of a successor company and in the case of our chief financial officer, includes the occurrence of a material diminution in the authority, duties or responsibilities of the supervisor to whom the chief financial officers is required to report.

        The Change in Control Plan provides our officers salary continuation benefits upon a covered termination as follows: (i) the chief executive officer and/or president would receive 36 months salary continuation; (ii) other executive officers would receive 24 months salary continuation; and (iii) non-executive officers would receive 18 months salary continuation. The Change in Control Plan also provides our officers lump sum bonus payments upon a covered termination equal to a specified percentage of their then-current annual target bonus as follows: (i) the chief executive officer and/or president would receive 300% of his target bonus; (ii) other executive officers would receive 200% of their target bonus; and (iii) non-executive officers would receive 100% of their target bonus. The Change in Control Plan also reimburses our officers for medical and dental COBRA payments for 18 months and clarifies that all then-outstanding unvested options awarded prior to being promoted to an officer position and held by officers at the time of termination immediately vest in full. Officers would receive these benefits upon a covered termination provided they are not a party to any agreement with us that would not be superseded by the Change in Control Plan. As of the date of this proxy statement, none of our Named Executive Officers had separate agreements with us regarding change of control or severance benefits that supersede the Change in Control Plan.

        To receive benefits under the Change in Control Plan, a recipient must execute a release of claims in favor of Amylin. Further, any benefits being paid under the plan will terminate immediately if at any time the recipient of such benefits violates any proprietary information, confidentiality or non-solicitation obligation to Amylin.

        Options granted to officers under the 2001 EIP and 2009 EIP have included, and it is expected that options granted to officers under the 2009 EIP will continue to include, certain change in control provisions. The 2001 EIP and 2009 EIP provide that, in the event of a sale, lease or other disposition of all or substantially all of our assets or specified types of mergers or consolidations (each referred to as a corporate transaction), any surviving or acquiring corporation shall either assume awards outstanding under the 2001 EIP and 2009 EIP or substitute similar awards for those outstanding under the 2001 EIP and 2009 EIP. If any surviving corporation declines to assume awards outstanding under the 2001 EIP and 2009 EIP or to substitute similar awards, then, with respect to participants whose service has not terminated as of the time of such corporate transaction, the vesting and the time during which such awards may be exercised will be accelerated in full, and all outstanding awards will terminate if the participant does not exercise such awards at or prior to the corporate transaction.

        Further, if within 90 days prior to, or within 13 months following, the effective date of certain specified change in control transactions, an officer's employment terminates without cause or under certain other specified circumstances, then the vesting and exercisability of the options held by such officer that were issued under the 2001 EIP and 2009 EIP shall accelerate in full.

        The following table summarizes the value of payments our Named Executive Officers would have received had their employment relationship with us been terminated without cause on the last business day of our most recently completed fiscal year in connection with a change in control.

Name	Salary Continuation and Bonus Payment($)(1)		Acceleration of Equity Awards($)(2)	COBRA Payments($)(3)	Total($)
Daniel M. Bradbury	4,050,000	(4)	2,068,000	19,288	6,137,288
Mark G. Foletta	1,259,250		465,300	21,690	1,746,240
Orville G. Kolterman, M.D.	1,320,000		491,150	15,618	1,826,768
Marcea Bland Lloyd	1,200,375		439,450	19,228	1,659,053
Vincent P. Mihalik	1,125,000		223,500	13,224	1,361,724

(1)
Unless otherwise indicated, amounts shown in this column represent 24 months of salary continuation paid out over a 24-month period following December 31, 2009 and a lump-sum bonus paid on December 31, 2009 equal to two hundred percent of the Named Executive Officer's 2009 target bonus amount. All amounts in this column are based on the Named Executive Officer's base salary in effect on December 31, 2009.

(2)
Amounts shown in this column represent the value of in-the-money unvested options granted under the 2001 EIP that would have accelerated if the Named Executive Officer was terminated on December 31, 2009 in connection with certain change in control events and are based on the difference between the market value of our common stock on that date and the exercise price of the respective options.

(3)
Amounts shown in this column represent 18 months of medical and dental COBRA payments based on the Named Executive Officer's benefits in effect on December 31, 2009.

(4)
Amount represents 36 months of salary continuation paid out over a 36-month period following December 31, 2009 and a lump-sum bonus paid on December 31, 2009 equal to three hundred percent of Mr. Bradbury's 2009 target bonus.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2009, with respect to all of our equity compensation plans in effect on that date (in thousands, except per share amounts).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans, (excluding securities reflected in first column)
Equity compensation plans approved by securityholders	17,233	24.45	11,308
Equity compensation plans not approved by securityholders	—	—	—

Total	17,233	24.45	11,308

        We had the following equity compensation plans in effect as of December 31, 2009 that were adopted with the approval of our stockholders: the 1991 Stock Option Plan, the 2001 EIP, the 2009 EIP, the 2001 ESPP, the 1994 Non-Employee Directors' Stock Option Plan, the 2003 Non-Employee Directors' Plan and the Non-Employee Directors' Deferred Compensation Plan.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Amylin under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Audit Committee reviews our corporate accounting and financial reporting process on behalf of the Board. The Audit Committee is comprised solely of independent directors as defined in applicable NASDAQ and SEC regulations, and operates under a written charter approved by the Board. This charter is available on the corporate governance section of our website, www.amylin.com.

        Management is responsible for the financial statements, the corporate accounting and financial reporting processes, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Our independent auditors are responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States. Our independent auditors are also responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

        In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009, including the appropriateness, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments, and the clarity and completeness of disclosure in the financial statements, and management's assessment of the effectiveness of internal control over financial reporting at December 31, 2009 with management and our independent auditors.

        The Audit Committee and our independent auditors discussed the auditors' independence from Amylin and its management, including the matters in the written disclosures required by the Public Company Accounting Oversight Board's Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee also discussed with our independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

        The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee met 11 times during 2009.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee

Karin Eastham, Chair
Teresa Beck
M. Kathleen Behrens

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Mr. Adams and Ms. Eastham served on the Compensation Committee throughout 2009 and Mr. Altman, Ms. Beck and Mr. Wilson served on the committee for a portion of 2009. None of these members of the Compensation Committee has ever been an officer or employee of ours or had a relationship in 2009 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during 2009, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS

        As stated in our Code for Shared Business Conduct, we expect our directors, officers and other employees to avoid conflicts of interest that interfere with their ability to act in the best interests of Amylin. We have adopted a written policy establishing the procedures to be followed for the review, approval or ratification of any transactions between Amylin and any of its directors and/or executive officers. Upon becoming aware of any such proposed transaction, directors and executive officers notify our Chief Compliance Officer who then determines whether the transaction requires the approval of the Audit Committee of our Board of Directors. Under its written charter, the Audit Committee is responsible for reviewing and approving any related person transactions that require disclosure to our stockholders under applicable requirements. Any transactions referred to the Audit Committee must be approved by the Audit Committee prior to consummation.

        Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers, and may indemnify other employees and other agents, to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify each director and officer for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action arising out of the person's services as a director or officer of the company. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        We have adopted "householding," and a number of brokers, banks or other agents with account holders who are stockholders of Amylin will be "householding" our proxy materials. Stockholders who participate in householding will continue to receive separate proxy cards. Beneficial stockholders can request information about householding from their banks, brokers, other holders of record, or our Investor Relations Department. If you participate in householding and wish to receive a separate copy of our 2009 annual report and proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 858-552-2200, extension 7299 or write to: Amylin Pharmaceuticals, Inc., Investor Relations, 9360 Towne Centre Drive, San Diego, California 92121. We will deliver the requested documents to you promptly upon your request.

OTHER MATTERS

        Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                      By Order of the Board of Directors

                      Daniel M. Bradbury
                       President and Chief Executive Officer

San Diego, California
March 19, 2010

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC is available without charge upon written request to: Investor Relations, Amylin Pharmaceuticals, Inc., 9360 Towne Centre Drive, San Diego, California 92121.

ADMISSION TICKET 2010 ANNUAL MEETING OF STOCKHOLDERS

When:	Where:
Thursday, April 29, 2010	Amylin Corporate Offices
9:00 a.m. Pacific Time	9360 Towne Centre Drive San Diego, CA 92121

This ticket will be required to admit you to the meeting. Please print your name and address and present this ticket at the door.	Name
Address
City, State and Zip Code

COMPLIMENTARY PARKING PASS

For complimentary parking, please place this pass on the dashboard of your car when entering the parking lot.

Thursday, April 29, 2010
9:00 a.m. Pacific Time

Amylin Headquarters
9360 Towne Centre Drive
San Diego, CA 92121

Refreshments will be served.

For more detailed directions,
please call (858) 552-2200 and
ask for Stockholder Meeting
Services

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxvote.com.

 AMYLIN PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 29, 2010

        The undersigned hereby appoints Daniel M. Bradbury and Mark G. Foletta, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Amylin Pharmaceuticals, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, located at 9360 Towne Centre Drive, San Diego, California, 92121, on Thursday, April 29, 2010, at 9:00 a.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Continued and to be signed on reverse side

[Amylin Logo]

AMYLIN PHARMACEUTICALS, INC.
9360 TOWNE CENTRE DR
SAN DIEGO, CA 92121

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees
01) Adrian Adams, 02)Teresa Beck,
03) M. Kathleen Behrens, 04) Daniel M. Bradbury,
05) Paul N. Clark, 06) Paulo F. Costa,
07) Alexander Denner, 08) Karin Eastham,
09) James R. Gavin III, 10) Jay S. Skyler,
11) Joseph P. Sullivan

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature [Joint Owners]	Date

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2010
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 29, 2010 at 9360 Towne Centre Drive, San Diego, California 92121: The notice of Amylin's 2010 Annual Stockholder Meeting, proxy statement and other proxy materials, and a copy of Amylin's 2009 Annual Report are available at www.proxyvote.com .
PROPOSAL 1 ELECTION OF DIRECTORS
CODE OF BUSINESS CONDUCT AND ETHICS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards For 2009
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested Table
Nonqualified Deferred Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
AMYLIN PHARMACEUTICALS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2010
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.